UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Valero Energy Corporation
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VALERO ENERGY CORPORATION

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
The 2015 Annual Meeting of Stockholders of Valero Energy Corporation is scheduled to be held on Thursday, April 30, 2015, at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249 for the following purposes:

1.	Elect directors;

2.	Ratify the appointment of KPMG LLP as independent auditor;

3.	Approve the 2014 compensation of the named executive officers;

4.	Vote on a stockholder proposal entitled, “Greenhouse Gas Emissions”; and

5.	Transact any other business properly brought before the meeting.

By order of the Board of Directors,

J. Stephen Gilbert
Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 20, 2015

VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Our Board is soliciting proxies to be voted at the Annual Meeting of Stockholders on April 30, 2015 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.

We are mailing our Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 20, 2015. On this date, you will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 3, 2015 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 514,028,692 shares of Common Stock were issued and outstanding and entitled to one vote per share. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum.

Voting in Person at the Meeting, Revocability of Proxies
If you want to vote in person at the Annual Meeting, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the stockholder “of record” and you have the right to vote the shares in person at the meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker) authorizing you to vote the shares.
You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to Valero, (ii) returning a subsequently dated proxy to Valero, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Broker Non-Votes
Brokers holding shares must vote according to the specific instructions they receive from the beneficial owners of the stock. If your broker does not receive specific voting instructions from you, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of KPMG LLP as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur for Proposal No. 2.

Proposals 1, 3, and 4 are considered non-routine under applicable rules. Because a broker or other nominee cannot vote without instructions on non-routine matters, we expect an undetermined number of broker non-votes to occur on these proposals.

Solicitation of Proxies
Valero pays the cost for soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for a fee of $16,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.

CHIEF EXECUTIVE OFFICER AND CHAIRMAN TRANSITION
Under the management transition plan developed jointly by the Board and Valero’s executive management team, William R. Klesse retired as Valero’s Chief Executive Officer on May 1, 2014, and retired as Chairman of the Board effective December 30, 2014. The Board elected Joseph W. Gorder to succeed Mr. Klesse as CEO effective May 1, 2014, and elected Mr. Gorder to serve as Chairman of the Board effective December 31, 2014. Biographical information for Mr. Gorder is presented below under the caption, “Information Concerning Nominees and Directors—Nominees.” Information regarding the compensation arrangement for Mr. Klesse following his retirement as CEO is presented below under the caption, “Certain Relationships and Related Transactions—Transactions with Management and Others.”

INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. During 2014, our Board held six meetings and the standing Board committees held 14 meetings. No member of the Board attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting. All Board members attended the 2014 annual meeting.

INDEPENDENT DIRECTORS
The Board presently has nine non-management directors and one member from management: Joseph W. Gorder (our Chief Executive Officer). The Board determined that each of our non-management directors met the independence requirements of the NYSE listing standards. Those independent directors are Jerry D. Choate, Deborah P. Majoras, Donald L. Nickles, Philip J. Pfeiffer, Robert A. Profusek, Susan Kaufman Purcell, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. As a member of our management, Mr. Gorder is not an independent director under NYSE listing standards.

The Board’s Audit Committee, Compensation Committee, and Nominating/Governance and Public Policy Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC.

Independence Determinations
Under the NYSE’s listing standards, a director is not deemed independent unless the Board affirmatively determines that the director has no material relationship with Valero. Based on information provided by our directors concerning their background, employment, and affiliations (including commercial, banking, consulting, legal, accounting, charitable, and familial relationships), the Board has determined that, other than being a director and/or stockholder of Valero, each of our independent directors has either (i) no relationship with Valero, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero, or (ii) has only immaterial relationships with Valero, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its director independence determinations. These standards are published in Article I of our Corporate Governance Guidelines. Under the NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it is:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by Valero to an organization in which a director is an executive officer that do not exceed the greater of $1 million or two percent of the organization’s gross revenue in any of the last three years;

•
consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors, or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD
The Board has three standing committees:

•	Audit Committee,

•	Compensation Committee, and

•	Nominating/Governance and Public Policy Committee.
The committees’ charters are available on our website at www.valero.com > Investor Relations > Corporate Governance.

Audit Committee
The Audit Committee assists the Board in oversight of the integrity of Valero’s financial statements and public financial information, the qualifications and independence of Valero’s independent auditor, and the performance of Valero’s internal audit function and independent auditors. The Audit Committee also discusses with management our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our risk assessment and risk management policies. The Audit Committee also has oversight responsibility regarding management’s annual assessment of and report on our internal control over financial reporting. Members of the Audit Committee for 2014 were Randall J. Weisenburger (Chair), Susan Kaufman Purcell, Stephen M. Waters, and Rayford Wilkins, Jr. In 2014, Ruben M. Escobedo also served as a member of the committee and as its Chair through the date of his retirement from the Board on May 1, 2014. The Audit Committee met five times in 2014. The “Report of the Audit Committee for Fiscal Year 2014” appears in this proxy statement following disclosures for Proposal No. 2.

The Board has determined that Randall J. Weisenburger is an “audit committee financial expert” (as defined by the SEC) and that he is “independent” as independence for audit committee members is defined in the NYSE listing standards. For more information regarding Mr. Weisenburger’s experience, see “Proposal No. 1—Election of Directors—Information Concerning Nominees and Directors.”

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs. The Compensation Committee’s duties are further described in “Compensation Discussion and Analysis” below. The Compensation Committee has, for administrative convenience, delegated authority to our Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.

For 2014, members of the Compensation Committee were Jerry D. Choate (Chair), Robert A. Profusek, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. In 2014, Bob Marbut also served as a member of the committee through the date of his retirement from the Board on May 1, 2014. The Compensation Committee met six times in 2014. The “Compensation Committee Report” for fiscal year 2014 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related-person transactions.

Nominating/Governance and Public Policy Committee
The Nominating/Governance and Public Policy Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations; the committee also considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. In addition, the committee (i) assists the Board in identifying, evaluating, and monitoring public policy trends and social and political issues that could impact our business activities and performance, and (ii) considers and makes recommendations for our strategies relating to corporate responsibility, contributions, and reputation management. During 2014, the members of the committee were Robert A. Profusek (Chair), Jerry D. Choate, Deborah P. Majoras, Donald L. Nickles, and Phillip J. Pfeiffer. The committee met three times in 2014.

The Nominating/Governance and Public Policy Committee recommended to the Board each director listed in this proxy statement under “Information Concerning Nominees and Directors—Nominees” as nominees for election as directors at the Annual Meeting. The committee also considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a lead director, and Board committee assignments.

SELECTION OF DIRECTOR NOMINEES
The Nominating/Governance and Public Policy Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous—Stockholder Communications, Nominations, and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates
The Nominating/Governance and Public Policy Committee is charged with assessing the skills and character-istics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy, and attention to the performance of her or his duties, taking into consideration the candidate’s service on other public company boards; and

•
skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other expertise.

The Committee also considers (i) diversity concepts such as race, gender, and national origin, (ii) the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board, and (iii) the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior officers, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

LEADERSHIP STRUCTURE OF THE BOARD
Our bylaws provide that the Chairman of the Board has the power to preside at all meetings of the Board. Joseph W. Gorder, our Chief Executive Officer, serves as the Chairman of our Board of Directors. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005 to 2007 and from May 1 to December 30, 2014.

The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Gorder’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:

•	lead the Board in productive, strategic planning;

•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and Board committee chairs; and

•	determine and manage the amount of time and information devoted to discussion of agenda items and other matters that may come before the Board.
Our Board structure includes strong oversight by independent directors. Mr. Gorder is the only member from our management (past or present) who serves on the Board; all of our other directors are independent. Each of the Board’s committees is chaired by an independent director.

LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board appoints a Lead Director whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Our Board regularly meets in executive session outside the presence of management, generally at each Board and committee meeting. Following the recommendation of the Nominating/Governance and Public Policy Committee, the Board selected Robert A. Profusek to serve as Lead Director during 2015. He also served as Lead Director in 2014.

The Lead Director, working with the committee chairs, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stock-holders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.

RISK OVERSIGHT
The Board considers oversight of Valero’s risk management efforts to be a responsibility of the full board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Valero, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chair of that committee thereafter reports on the matter to the full Board. This enables to the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Valero’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Valero.

One of the Audit Committee’s responsibilities is to discuss with management our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our risk assessment and risk management policies. In this regard, our chief audit officer prepares a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies material business risks for Valero and identifies Valero’s internal controls that respond to and mitigate those risks. Valero’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee also has oversight responsibility regarding management’s annual assessment of, and report on, Valero’s internal control over financial reporting. Our Nominating/Governance and Public Policy Committee reviews our policies and performance in areas of employee and contractor safety, environmental compliance, and legal matters generally.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
(Item 1 on the proxy card)
Each director stands for election every year at the annual meeting of stockholders. If elected at the 2015 Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2016 annual meeting of stockholders. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this proposal will be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS
Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting. There is no family relationship among any of the executive officers or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

Directors	Executive Officer or Director Since (1)	Age as of 12/31/14
Jerry D. Choate, Director	1999	76
Joseph W. Gorder, Chairman of the Board, President, and Chief Executive Officer	2003	57
Deborah P. Majoras, Director	2012	51
Donald L. Nickles, Director	2005	66
Philip J. Pfeiffer, Director	2012	67
Robert A. Profusek, Director	2005	64
Susan Kaufman Purcell, Director	1994	72
Stephen M. Waters, Director	2008	68
Randall J. Weisenburger, Director	2011	56
Rayford Wilkins, Jr., Director	2011	63
(1) For Dr. Purcell, the reported service date includes service on the board of Valero’s former parent prior to Valero’s separation from that company in 1997.
Nominees.
Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board since 1995 and Chief Executive Officer since 1994. He previously served as a director of H&R Block, Inc. from 2006 to 2007, as a director of Amgen, Inc. from 1998 to 2011, and as a director of Invesco Van Kampen Mutual Funds from 1999 to 2014. Mr. Choate’s pertinent experience, qualifications, attributes, and skills include financial literacy and managerial experience attained through his service as Chief Executive Officer and Chairman of Allstate Corporation, the knowledge and experience he has attained through service on the boards of other public companies, and the knowledge and experience he has attained through his service on Valero’s Board since 1999.
Mr. Gorder is Valero’s Chairman of the Board, President and Chief Executive Officer. He was first elected to the Board on February 27, 2014. He became Chief Executive Officer on May 1, 2014, and Chairman of the Board on December 31, 2014. Previously he served as Valero’s President and Chief Operating Officer since November 2012. Prior to that, Mr. Gorder was Executive Vice President and Chief Commercial Officer beginning in January 2011, and led Valero’s European operations from its London office. Beginning in December 2005, he was Executive Vice President – Marketing and Supply. Mr. Gorder has held several positions with Valero and Ultramar Diamond Shamrock Corporation with responsibilities for corporate development and marketing. Mr. Gorder is also Chief Executive Officer and Chairman of the Board of Valero Energy Partners GP LLC, the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream logistics master limited partnership formed by Valero in 2013. Mr. Gorder has also served on the board of directors of Anadarko Petroleum Corporation since July 2014. Mr. Gorder’s pertinent experience, qualifications, attributes, and skills include his multiple years of experience in the refining industry during his years of service with UDS and Valero.
Ms. Majoras is Chief Legal Officer and Secretary of The Procter & Gamble Company (P&G). She joined P&G in 2008 as Senior Vice President and General Counsel. Previously she served as Chairman of the Federal Trade Commission from 2004 until 2008. From 2001 to 2004, Ms. Majoras was Deputy Assistant Attorney General in the U.S. Department of Justice, Antitrust Division. Ms. Majoras joined the law firm of Jones Day in 1991, where she became a partner in 1999. Ms. Majoras serves on the boards of The Christ Hospital Health Network, the Cincinnati USA Regional Chamber, the Cincinnati Legal Aid Society, the Association of General Counsel, Westminster College, and the Leadership Council on Legal Diversity. She is co-chair of the U.S. Chamber of Commerce International Competition Policy Subcommittee. Ms. Majoras’s pertinent experience, qualifications, attributes, and skills include regulatory knowledge and expertise attained through her positions with the federal government; expertise in legal matters, leadership, and management skills attained while acting as an officer of a major U.S. publicly traded corporation and a partner with Jones Day; and leadership and management skills attained while serving as director or trustee of numerous non-profit organizations and a member of Valero’s Board since 2012.
Senator Nickles retired as U.S. Senator from Oklahoma in 2005 after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Trustees of Washington Mutual Investors Fund. He has served as a director of Valero since 2005. His pertinent experience, qualifications, attributes, and skills include extensive political, legislative and regulatory knowledge and expertise attained through his years of service as a U.S. Senator; the experience attained through his service on the boards of other public companies; the knowledge and experience he has attained from serving as founder and chief executive officer of a consulting and business venture firm; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
Mr. Pfeiffer is Of Counsel in the San Antonio office of Norton Rose Fulbright LLP, where he was Partner-in-Charge for 25 years and led the office’s labor and employment practice. Through his 42-year career with the firm, Mr. Pfeiffer assisted employers in management-union matters, complex civil rights matters, employment discrimination cases, affirmative action compliance, employment torts, alternative dispute resolution, employment contracts, and ERISA litigation. He is a state-qualified mediator in Texas, serving as a mediator in employment and civil rights cases, including class actions. He is a director and the immediate past Chairman of the Board of Southwest Research Institute, a non-profit contract research corporation based in San Antonio, Texas. He serves or has served on the boards of many other non-profit organizations including the United Way of San Antonio and Bexar County, St. Mary’s University, San Antonio Medical Foundation, Texas Research and Technology Foundation, Christus Children’s Hospital Foundation, Alamo Area Council of Boy Scouts, and the Cancer Therapy and Research Center. Mr. Pfeiffer’s pertinent experience, qualifications, attributes, and skills include legal expertise in legal matters, including labor and employment issues, leadership and management skills attained while acting as Partner-in-Charge of a law office, and serving as chairman, director, or trustee of numerous non-profit organizations and his service on Valero’s Board since 2012.
Mr. Profusek is a partner, and heads the mergers and acquisitions department, of the Jones Day law firm. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance. Mr. Profusek is also a director of CTS Corporation. He served as a director of the managing general partner of Valero L.P. (now known as NuStar Energy L.P.) from 2001 to 2005. Mr. Profusek also serves on the board of directors of the Legal Aid Society of New York. Mr. Profusek’s pertinent experience, qualifications, attributes, and skills include: legal expertise in legal matters, including corporate governance; capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day; the knowledge and experience he has attained through his current service on another public company board and prior service as a director of two other NYSE-listed companies; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
Dr. Purcell is Director of the Center for Hemispheric Policy at the University of Miami. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S.-Latin America relations. She has also served on the Americas Center Advisory Council, Federal Reserve Bank of Atlanta since 2008. Dr. Purcell previously served as Vice President of the Council of the Americas, a non-profit business organization of mainly Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. She also was a member of the U.S. Department of State’s Policy Planning Staff. Her pertinent experience, qualifications, attributes, and skills include: economic, political and international relations expertise attained through her experience with the University of Miami, the Council of Americas, the Americas Society, and the U.S. Dept. of State; a Ph.D in political science; financial literacy and experience attained through her service on the boards and audit committees of several closed-end mutual funds; and the knowledge and experience she has attained through her service on Valero’s Board since 1994.
Mr. Waters has been the managing partner of Compass Partners Advisers LLP (Compass Partners) and its predecessor partnerships since 1996 and was the Chief Executive of Compass Partners European Equity Fund from 2005 to 2013. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of its worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980, and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings, and serves as trustee of the United States Naval Institute Foundation. His pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Lehman Brothers, Morgan Stanley, and Compass Partners; and the knowledge and experience he has attained through his service on Valero’s Board since 2008 and on other public company boards.

Mr. Weisenburger is the managing member of Mile26 Capital, LLC, a private equity firm based in Greenwich, Connecticut. He served as Omnicom Group Inc.’s Executive Vice President and Chief Financial Officer from 1998 until September 2014. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of the First Boston Corporation. While at Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival PLC. He is a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania, and is managing member of The Altus One Fund Inc. His pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, capital markets expertise, managerial experience he has attained serving as an executive officer of other public companies, and the experience he has attained from service on Valero’s Board since 2011 and on other public company boards.
Mr. Wilkins previously served as CEO of Diversified Businesses of AT&T, where he was responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services, and the consumer wireless initiative in India. He retired from AT&T at the end of March 2012. Mr. Wilkins held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the board of Morgan Stanley and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. His pertinent experience, qualifications, attributes, and skills include managerial experience he has attained serving as an executive officer of other public companies, international business acumen he has attained from his responsibilities as executive officer and director for international business concerns, and the experience he has attained from service on Valero’s Board since 2011 and on other public company boards.
For information regarding the nominees’ Common Stock holdings, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Compensation of Directors,” and “Certain Relationships and Related Transactions” elsewhere in this proxy statement.

IDENTIFICATION OF EXECUTIVE OFFICERS
The following are Valero’s executive officers (for purposes of Rule 3b-7 under the Securities Exchange Act of 1934). There is no arrangement or understanding between any executive officer listed below or any other person under which the executive officer was or is to be selected as an officer.

	Officer Since	Age as of 12/31/14
Joseph W. Gorder, President and Chief Executive Officer	2003	57
Jay D. Browning, Executive Vice President and General Counsel	2002	56
Michael S. Ciskowski, Executive Vice President and Chief Financial Officer	1998	57
R. Michael Crownover, Executive Vice President and Chief Administrative Officer	2005	57
R. Lane Riggs, Executive Vice President–Refining Operations and Engineering	2011	49
Mr. Gorder. Mr. Gorder’s biographical information is stated above under the caption “Information Concerning Nominees and Directors—Nominees.”
Mr. Browning was elected Executive Vice President and General Counsel effective May 1, 2014. He was elected Senior Vice President and General Counsel in November 2012. He previously served as Senior Vice President–Corporate Law from 2006 to 2012. Mr. Browning was elected Vice President of Valero in 2002, and was first elected as Secretary in 1997. He also serves as Senior Vice President and General Counsel of Valero Energy Partners GP LLC.
Mr. Ciskowski has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. Before that, he served as Executive Vice President–Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.
Mr. Crownover was elected Executive Vice President and Chief Administrative Officer of Valero effective May 1, 2014. Previously, he served as Senior Vice President–Human Resources from 2007 until 2014.
Mr. Riggs was elected Executive Vice President–Refining Operations and Engineering effective May 1, 2014. Prior to that, he served as Senior Vice President–Refining Operations since 2011. His previous positions included Senior Vice President–Crude, Feedstock Supply & Trading and Vice President–Refinery Planning & Economics for Valero’s refining division. Mr. Riggs also serves on the board of directors of Valero Energy Partners GP LLC.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2015, regarding Common Stock beneficially owned by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

Name of Beneficial Owner	Shares Held (1)	Shares Under Options (2)	Total Shares	Percent of Class
Jay D. Browning	165,248	19,679	184,927	*
Jerry D. Choate	95,067	—	95,067	*
Michael S. Ciskowski	388,742	358,059	746,801	*
R. Michael Crownover	133,710	9,387	143,097	*
Joseph W. Gorder	320,607	169,277	489,884	*
Deborah P. Majoras	15,044	—	15,044	*
Donald L. Nickles	23,273	—	23,273	*
Philip J. Pfeiffer	17,162	—	17,162	*
Robert A. Profusek	32,534	—	32,534	*
Susan Kaufman Purcell	7,428	—	7,428	*
R. Lane Riggs	97,517	31,343	128,860	*
Stephen M. Waters	22,062	10,700	32,762	*
Randall J. Weisenburger	23,223	—	23,223	*
Rayford Wilkins, Jr.	24,097	—	24,097	*
Directors and current executive officers as a group (14 persons)	1,365,714	598,445	1,964,159	*

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)
Includes shares allocated under the Thrift Plan and shares of restricted stock. Restricted stock may not be sold or transferred until vested. For Mr. Ciskowski, the balance shown also includes shares held by an entity that he controls. This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)
Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2015. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Common Stock as of February 1, 2015. The information is based on reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York NY 10022	40,098,622	(1)	7.7%
The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	28,992,185	(2)	5.6%
State Street Corporation State Street Financial Center One Lincoln Street Boston MA 02111	28,593,067	(3)	5.5%

(1)
BlackRock, Inc. filed with the SEC an amended Schedule 13G on January 26, 2015, reporting that it or certain of its affiliates beneficially owned in the aggregate 40,098,622 shares, for which it had sole voting power with respect to 32,818,421 shares and sole dispositive power with respect to 40,098,622 shares.

(2)
The Vanguard Group filed with the SEC a Schedule 13G on February 11, 2015, reporting that it or certain of its affiliates beneficially owned in the aggregate 28,992,185 shares, for which it had sole voting power with respect to 909,152 shares, sole dispositive power with respect to 28,132,422 shares, and shared dispositive power with respect to 859,763 shares.

(3)
State Street Corporation filed with the SEC a Schedule 13G on February 13, 2015, reporting that it or certain of its affiliates beneficially owned in the aggregate 28,593,067 shares, for which it had shared voting power and shared dispositive power with respect to the 28,593,067 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. We believe that all Section 16(a) reports applicable to our executive officers, directors, and greater than 10 percent stockholders were timely filed in 2014.

RISK ASSESSMENT OF COMPENSATION PROGRAMS
We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider both the annual incentive bonus plan as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- versus long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance;

•	incorporation of relative total stockholder return into our incentive program, calibrating pay and performance relationships to companies facing the same or similar market forces as Valero;

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings; and

•
our compensation-related policies, including the executive compensation “clawback” policy and stock retention guidelines (discussed below under the caption “Compensation Discussion and Analysis—Compensation Related Policies”).

COMPENSATION CONSULTANT DISCLOSURES
The Compensation Committee retained Exequity LLP as independent compensation consultant in 2014. Exequity was retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. In 2014, Exequity provided the Committee with objective expert analysis and independent advice with respect to executive and director compensation. For 2014 executive and director compensation services rendered to the Committee, Exequity earned professional fees of $306,061. Exequity did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero. Exequity is an independent advisor as determined under rules promulgated by the SEC and the NYSE’s listing standards.

During 2014, the consultants’ executive and director compensation consulting services included:

•	assistance with the determination of peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;

•	assistance with the determination of our overall executive compensation philosophy in light of Valero’s business strategy and market considerations;

•	competitive pay assessment of target and actual total direct compensation for executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;

•	competitive pay assessment of director compensation;

•	assessment of, and recommendations for, our annual incentive bonus program;

•
assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including the design of an appropriate mix of equity incentive vehicles, performance measures and measurement techniques, and determination of competitive equity grant guidelines consistent with our overall pay philosophy;

•	updates on trends and developments in executive compensation, new regulatory issues, and best practices; and

•	assistance with proxy statement disclosures.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:
Jerry D. Choate, Chairman
Robert A. Profusek
Stephen M. Waters
Randall J. Weisenburger
Rayford Wilkins, Jr.

COMPENSATION DISCUSSION AND ANALYSIS
VALERO’S 2014 ACCOMPLISHMENTS
The following highlights Valero’s significant operational and strategic achievements in 2014.
Operational Excellence

•	We earned a record $786 million of operating profit in our ethanol segment.

•	We significantly exceeded our $60 million cost savings goal.

•	We significantly exceeded our mechanical availability target.

•	We significantly exceeded our overall health, safety, and environmental target.

•	We significantly exceeded our mechanical availability target.
Returns to Stockholders

•	Our earnings per share from continuing operations were $6.68, based on net income attributable to Valero Energy Corporation stockholders from continuing operations of $3.5 billion.

•	We returned $1.85 billion to our stockholders through dividend payments and common stock repurchases.

•	We increased our regular quarterly cash dividend from $0.225 per share to $0.275 per share.

•	We continued to maintain our investment-grade credit rating.
Disciplined Capital Investments

•	We expanded our ethanol business with the successful acquisition and safe start-up of a 110 million gallon per year ethanol plant in Mount Vernon, Indiana.

•	We instituted rigorous selection reviews for capital projects, mergers, and acquisitions.

Unlocking Asset Value

•
We successfully completed our first drop-down sale of midstream assets to Valero Energy Partners LP (NYSE: VLP) consistent with our strategy to unlock value in our pipelines, terminals, and other transportation and logistics assets.

Management Succession Planning

•	We successfully transitioned to a new Chairman of the Board, President and Chief Executive Officer through completion of a long-term succession planning process.

TIGHT LINK BETWEEN PERFORMANCE AND EXECUTIVE PAY
The compensation opportunities of our executives are intimately tied to the performance of Valero. Our pay-for-performance philosophy is supported by the following elements of our 2014 executive compensation program.

•
In 2014, long-term incentives represented the single largest component of targeted pay for our named executive officers (as used in this proxy statement, our “named executive officers” are the six persons listed in the Summary Compensation Table), ranging from 57 percent of total targeted pay for our executive vice presidents to 71 percent of total targeted pay for our CEO.

•	All long-term incentives awarded in 2014 are aligned with stock price performance, linking executives’ pay directly with the creation of stockholder value.

•	Fifty-five percent of our total shares targeted for our named executive officers in 2014 were composed of performance shares and performance stock options.

◦
The performance share awards require Valero’s Total Shareholder Return (TSR) to meet or exceed the median TSR of our peers in order to reach or exceed targeted payout levels. As such, our executives are motivated to cause Valero’s results to exceed that of our peers.

◦
The performance stock options require a minimum 25 percent stock price improvement above grant price to be exercisable. As such, no value can be realized by an executive unless there is a significant increase in the market price of Valero’s common stock.

◦
Our performance shares and performance stock options are described below in this Compensation Discussion and Analysis under the caption “Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares and Performance Stock Options.”

•
Restricted stock awards were also a component of the long-term incentive portfolio in 2014. These awards motivate both the creation of stockholder value through stock price gains and the retention of critical talent.

•
Our annual incentive bonus pool for named executive officers is funded using quantitative company performance measures in two areas that correspond to our business priorities: Adjusted Net Cash Provided by Operating Activities (ANC) and Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA). Our annual incentive bonus program is discussed below under the caption “Elements of Executive Compensation—Annual Incentive Bonus.”

•
Our annual performance goals included challenging requirements across an array of financial, strategic, and operating objectives. The 2014 objectives included earnings per share (EPS), mechanical availability, cost management, and pre-established goals relating to health, safety, and environmental concerns.

•	These annual performance goals are measured primarily on an absolute basis, requiring performance that exceeds goals established in the first quarter of the year. By balancing these absolute goals with the relative TSR requirements under our performance share incentives, we motivate a dual focus on both Valero’s performance versus our operating plan and Valero’s performance compared to our peers.

ADOPTION OF BEST PRACTICES
We use executive pay arrangements that are commonly recognized as best practices within the area of executive compensation. Our executive pay program includes these leading practices.

•	Incentive compensation (annual bonus and long-term incentives) represents the majority (ranging from 76 percent to 88 percent) of the targeted direct compensation of our named executive officers.

•	We employ multiple performance metrics to motivate achievements that complement one another and that contribute to the long-term creation of stockholder value.

•
Executive incentives are balanced between absolute performance goals (rewarding the achievement of pre-established goals) and relative measures (linking the incentives to surpassing the performance of our peers).

•	We have maximum payout ceilings on both our annual bonus opportunities and our performance shares.

•
Valero’s revenues are above the median revenues of the peer group of companies within our industry against which we benchmark our executives’ pay, reflecting that we make pay comparisons in a size-appropriate fashion.

•	We benchmark against the median pay levels of the peer group for each of base pay, annual bonus, and long-term incentives.

•	We have eliminated all change-in-control gross ups for potential parachute excise taxes and maintain a policy against the implementation of change-in-control arrangements that contain gross-ups.

•
We adopted a policy stipulating that new grants of performance shares contain terms and conditions for vesting in a change-of-control context such that performance shares will vest on a partial, pro rata basis following an executive’s termination of employment (rather than vesting automatically in full upon the change of control).

•	Our long-term incentive program mandates that stock options cannot be re-priced without stockholder approval.

•	Our executive officers and directors are subject to meaningful stock ownership guidelines.

•
Our executive officers and directors are prohibited from pledging shares of Common Stock as collateral or security for indebtedness, and may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock.

•	We have a “clawback” policy requiring the return of incentive payments in certain restatement situations.

•	We engage in stockholder outreach to solicit the input of stockholders to our pay programs.

•	Our executive pay programs include design features that mitigate against the risk of inappropriate behaviors.

•
Our Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and NYSE as well as pertinent tax requirements for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of an independent executive compensation consultant who provides services directly to the Committee.

•	We conduct an annual say-on-pay vote as recommended by our stockholders.

•	We have a declassified board of directors.

•	We have a political contributions disclosure policy that includes disclosures relating to lobbying and payments to trade associations.

•	We do not have a “poison pill” stockholder rights plan.

DIALOGUE WITH STOCKHOLDERS ON EXECUTIVE PAY
Valero’s strong corporate governance principles, implemented under the guidance of the Board, are a major driving force in encouraging constructive dialogue with stockholders and other stakeholders. Valero’s senior management team reaches out to stockholders for dialogue concerning our compensation programs and other matters of concern to our stockholders. We believe that our stockholder outreach efforts have been constructive and have provided management with insight on executive compensation issues that are important to our stockholders. These discussions also provided management with the opportunity to review our executive compensation practices and explain the principles on which they were designed.

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee comprises five independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. In 2014, the Compensation Committee retained Exequity LLP as independent compensation consultant for executive and director compensation matters. The nature and scope of the consultant’s services are described above under the caption, “Compensation Consultant Disclosures.”

We believe that a significant portion of the compensation paid to our named executive officers should be incentive-based and determined by both company and individual performance. Our executive compensation program is designed to accomplish the following long-term objectives:

•	to provide compensation payouts that are tied to the performance of internal and external metrics both on a relative and absolute basis; and

•	to attract, motivate, and retain the best executive talent in our industry.

To motivate superior performance from our executives, Valero targets pay opportunities that are tied to Valero’s performance. We believe that an executive’s earn-out of his or her full compensation opportunities should be contingent on achieving performance results that exceed pre-established goals and outperform our industry peers.

Benchmarking Data
The Compensation Committee uses peer group compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term incentive compensation. The Compensation Comparator Group (further described below) is used to benchmark compensation for our named executive officers. This reference is sometimes referred to in this proxy statement as “compensation survey data” or “competitive survey data.”

Compensation Comparator Group
The Compensation Comparator Group comprises the following companies that engage in the U.S. domestic oil and gas industry:

BP p.l.c.	Marathon Petroleum Corporation
Chevron Corporation	Murphy Oil Corporation
Exxon Mobil Corporation	Phillips 66
Hess Corporation	Royal Dutch Shell plc
HollyFrontier Corporation	Tesoro Corporation
Marathon Oil Corporation
We believe that the Compensation Comparator Group is relevant to our business because we compete with the member companies for talent at every level from entry-level employees to senior executives. In addition, we make size-appropriate pay comparisons because the median revenues of the Compensation Comparator Group is below Valero’s revenues. Understanding this group’s compensation programs and levels is vitally important in order to remain competitive in this market for employees. We believe that given the size and complexity of our business, Valero employees at all levels would be qualified candidates for similar jobs at any one of the companies included in this group.

Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the compensation survey data with assistance from Exequity. Use of the data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in assessing our pay levels and targets relative to companies in the Compensation Comparator Group. See “Elements of Executive Compensation—Benchmarking Competitive Pay Levels” below.

Performance Peer Groups
We also use peer groups to measure Valero’s total stockholder return (TSR) metric, used in our performance shares incentive program. For the 2014 performance peer group, companies were selected based on their engagement in U.S. domestic refining and marketing operations.

Our use of different peer groups for compensation and performance is based on the following. While job candidacy can transcend company size, we believe that when measuring business performance, companies with a similar business model should be included. That being said, comparing the performance of Valero’s generally non-integrated operations with those of integrated oil companies results in anomalies due to the mismatch in how similar industry-specific events can impact companies with these varying business models. In addition, there are relatively few companies in our business against which clear comparisons can be drawn, rendering a peer group composition more challenging than in most industries.

In October 2014, based on our updated evaluation of the refining industry, the Compensation Committee established a peer group for TSR measurement applicable to the 2014 awards of performance shares (with TSR measurement periods ending in 2015). The peer group is composed of the following entities.

Alon USA Energy, Inc.	PBF Energy Inc.
BP p.l.c.	Phillips 66
CVR Energy Inc.	Royal Dutch Shell plc
Delek US Holdings	Tesoro Corporation
HollyFrontier Corporation	Western Refining Inc.
Marathon Petroleum Corporation

Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed by the Compensation Committee and recommended to the full Board for approval. This assessment is based on the competitive survey data and other factors described in this Compensation Discussion and Analysis, and adjustments may be made based upon the non-employee directors’ independent evaluation of the Chief Executive Officer’s performance and contributions.

The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Exequity. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year. Our Compensation Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.

ELEMENTS OF EXECUTIVE COMPENSATION
Our executive compensation programs include the following material elements:

•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives, including performance shares, performance stock options, and restricted stock;

•	medical and other insurance benefits; and

•	retirement benefits.

We chose these elements to foster the potential for both current and long-term payouts and to attract and retain executive talent. We believe that variable pay (i.e., annual incentive bonus and long-term equity-based incentives that do not become a permanent part of base salary) – delivered through appropriate incentives – is ultimately the best way to drive total compensation among our executive officers. We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year.

Our annual incentive program rewards:

•	Valero’s attainment of key financial performance measures;

•	Valero’s success in key operational and strategic measures;

•	safe operations;

•	environmental responsibility;

•	reliable operations; and

•	cost management.

Our long-term equity incentive awards are designed to tie the executive’s financial reward opportunities with increased stockholders’ return on investment as measured by:

•	long-term stock price performance; and

•	payment of regular dividends.

Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a base upon which incentive opportunities and benefit levels are established. In this proxy statement, the term “Total Direct Compensation” refers to the sum of an executive’s base salary, targeted incentive bonus, and the grant-date value of long-term incentive target awards.

The long-term incentive awards in our compensation program include performance shares, performance stock options, and restricted stock. We believe that incentives that drive stockholder value should also drive executive officer pay. We believe that performance shares and performance stock options when issued do not accrue value to the executive officer unless and until stockholder value is created through both company performance and TSR. We also believe that executive officers should hold an equity stake in the company to further motivate the creation of stockholder value, which is why we include awards of restricted stock in our long-term incentive program coupled with stock retention guidelines.

Benchmarking Competitive Pay Levels
Our Compensation Committee benchmarks base salaries for our named executive officers at or near the 50th percentile (median) of competitive survey data and may make decisions to pay above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning).

We also benchmark annual bonus and long-term incentive targets (expressed as a percentage of base salary) for each executive position based upon the 50th percentile (median) benchmark of the Compensation Comparator Group, and may make decisions to award above or below this target based on individual circumstances (e.g., performance of the executive, internal parity, and management succession planning). We believe that preserving flexibility to award incentive opportunities above or below the median peer levels helps tailor the incentives to the executive and the role, resulting in a more customized match of competitive pay opportunities and pay-for-performance design attributes.

In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the level and targets for compensation for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.

Relative Size of Major Compensation Elements
When setting executive compensation, the Compensation Committee considers the amount and form of compensation payable to an executive officer. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.

The Compensation Committee analyzes total direct compensation from a market competitive perspective, and then evaluates each component relative to its market reference. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.

Because we place a large amount of the total direct compensation opportunity at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of Valero’s stock price performance during the immediately preceding years, although this may be taken into account in other compensation decisions. The Compensation Committee recognizes that refining and marketing is a volatile industry and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.

An executive officer’s total direct compensation is structured so that realizing the targeted amount is highly contingent on performance of the company due to the executive’s level of at-risk pay. The following charts summarize the relative size of base salary and target incentive compensation for 2014 for our named executive officers.
* represents target compensation for Joseph W. Gorder

Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance of, and performance objectives for, our named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as qualitative factors such as the executive’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of performance.

Base Salaries
Base salaries for our named executive officers are approved by the Compensation Committee after taking into consideration median practices for comparable roles among the peer companies. The Compensation Committee also considers the recommendations of the Chief Executive Officer for officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.

Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance, or the performance of Valero. Salaries are also periodically adjusted to remain competitive with companies within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero.

On May 1, 2014, the Compensation Committee approved promotional base salary increases for Mr. Gorder and certain other executive officers as part of the transition of Mr. Gorder to CEO and the promotions of others in executive management. The scope of each promotional increase was determined as a function of competitive pay levels for each role, as well as the experience, knowledge, and capabilities of each executive. In each case, the competitive reference point for benchmarking the new role was the median pay level among the benchmark companies. Mr. Klesse continued to serve as Valero’s Chairman of the Board after May 1, 2014, but was not an executive officer after that date. The following table shows our named executive officers’ base salaries before May 1, 2014, base salaries after May 1, 2014, and “earned” salary during 2014 (i.e., four months of pre-May 1 salary plus eight months of post-May 1 salary).

Name	salary before May 1, 2014	salary after May 1, 2014	2014 “earned” salary
Joseph W. Gorder	$950,000	$1,250,000	$1,150,000
Michael S. Ciskowski	$810,000	$810,000	$810,000
R. Lane Riggs	$525,000	$575,000	$558,333
Jay D. Browning	$525,000	$550,000	$541,667
R. Michael Crownover	$500,000	$525,000	$516,667
William R. Klesse	$1,500,000	$950,000	$1,133,333

Annual Incentive Bonus
The annual incentive bonus for our named executive officers has two primary components. First, a maximum bonus pool is funded through determination of Valero’s achievement of quantitative financial performance measures. Second, a minimum earned bonus is determined based on the results of additional financial, operational, and strategic performance measures. The performance measures associated with these two components, along with consideration of the named executive officer’s individual performance, are used to determine the annual incentive bonus payout for each of the named executive officers.
To fund the annual incentive bonus pool for our named executive officers, the Compensation Committee sets quantitative company performance measures during the first quarter of the year. Valero’s performance vis-à-vis these measures will establish the maximum bonus amounts that can be paid under our program. In 2014, the Committee established measures that correspond to two of our business priorities: Adjusted Net Cash Provided by Operating Activities (“ANC”) and Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). These measures establish the maximum level of funding for the bonus program. The program is funded at an amount equal to the greater of (i) ANC multiplied by 0.80 percent, or (ii) EBITDA multiplied by 0.65 percent.

The maximum bonus that can be paid to a named executive officer is based on the funding results of ANC or EBITDA – subject to an absolute maximum of $20 million for any individual officer. Once the maximum pool is calculated, the funded pool is allocated to each executive officer using the following percentages: 50 percent for the Chief Executive Officer (the highest paid officer), 20 percent for the second highest paid officer, and 10 percent each for the third, fourth, and fifth highest paid officers.

After these maximum funded amounts are calculated, the Compensation Committee considers the following performance goals for the completed fiscal year to determine the minimum earned bonuses for the named executive officers (at amounts that may not exceed the funded levels):

•
a quantitative financial performance goal (Financial Performance Goal), operational perfor-mance goals (Operational Performance Goals), and qualitative goals and objectives (Strategic Company Performance Goals);

•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus; and

•	a qualitative evaluation of the individual’s performance.

Thus, the amount of the bonus ultimately paid to a named executive officer takes into consideration (i) Valero’s achievement of the performance objectives established and approved by the Compensation Committee in the first quarter of the performance year (i.e., ANC and EBITDA) in order to fund the bonus program, and (ii) the Compensation Committee’s assessment of Valero’s and each executive’s performance in relation to the pre-established performance goals more fully described below (which provides for potential application of downward discretion by the Compensation Committee to reduce payouts below the funded pool amounts).

Financial Performance Goal
The Financial Performance Goal considered for our annual incentive bonuses is EPS. The Compensation Committee establishes minimum, target, and maximum levels for EPS in the first quarter of the performance year. We believe that this measure appropriately reflects our business planning process and corporate philosophy regarding financial performance measurement. Valero’s performance score for 2014 for this category was 90.0 percent (versus a target score of 40.0 percent).

Operational Performance Goals
The Operational Performance Goals considered for our annual incentive bonuses, as established and approved by the Compensation Committee in the first quarter of the performance year, are measured against:

•	Valero’s achievements in health, safety, and environmental concerns;

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability; and

•	Valero’s achievements in cost management and expense control.

We believe that these measures appropriately reflect key business objectives of Valero. After completion of the fiscal year, each of the Operational Performance Goals is measured against Valero’s actual performance in these areas and the minimum, target, and maximum levels established by the Compensation Committee. Valero’s performance score for 2014 for this category was 77.41 percent (versus a target score of 40.00 percent)

Strategic Company Performance Goals
Valero’s Strategic Company Performance Goals were established in the first quarter of the 2014 performance year by the Chief Executive Officer. After completion of the fiscal year, the Strategic Company Performance Goals were evaluated as a whole. Significant achievements in this area for 2014 included, (i) the successful transition to a new Chairman, President and CEO, (ii) the creation of long-term stockholder value through a quarterly cash dividend increase from $0.225 per share to $0.275 per share and $1.26 billion of common stock repurchases, (iii) the successful sale of the Texas Crude Systems Business to Valero Energy Partners LP, and (iv) the successful purchase and safe start-up of the Mount Vernon, Indiana ethanol plant. Valero’s performance score for 2014 for this category was 20.00 percent (versus a target score of 20.00 percent).

In the first quarter of 2015, we determined to incorporate a qualitative capital-based performance measure into the Strategic Company Performance Goals of our annual incentive bonus program for the 2015 performance year. As part of that program, and in addition to other strategic company goals, the Compensation Committee will assess Valero’s performance with respect to return on capital employed to determine Valero’s overall performance score for this category.

Valero’s Achievement of Performance Goals for 2014
The following table details the performance targets and final results of Valero’s 2014 achievement for each of the sub-components of the bonus program’s Financial Performance Goal, Operational Performance Goals, and Strategic Company Performance Goals.

Annual Incentive Bonus Performance Goals
Component		Weighting	Minimum	Target	Maximum	Achieved in 2014	Minimum Bonus Percent Earned (1)

Financial Performance Goal
I.	EPS ($/share)	40.00%	$1.05	$4.19	$6.29	$6.68	90.00%
Operational
II.	Health, Safety, and Environmental (2)	13.33%					27.41%
III.	Mechanical Availability (3)	13.33%	95.6	96.2 to 96.4	97.6	96.65	20.00%
IV.	Cost Management and Expense Control ($ in millions)	13.34%	$15.0	$60.0	$120.0	$126.5	30.00%
	subtotal	40.00%				subtotal	77.41%

Strategic
V.	Company Goals and Objectives (4)	20.00%					20.00%
Total		100.00%					187.41%

Footnotes:
(1) Represents performance achieved in 2014 and component percent weighting.
(2) Consists of 16 separately weighted health, safety, and environmental metrics across three business units. Performance “Achieved” was at 91% of maximum.
(3) Using the Mechanical Availability scoring from the industry-standard Solomon Associates survey in which “Target” represents performance between the 50th and 62nd percentiles.
(4) As established by the Compensation Committee in consultation with the CEO. Performance “Achieved” was at maximum.

As a result of Valero’s 2014 EBITDA performance, the maximum bonus pool was funded at $49.35 million. The final 2014 bonus amounts paid to our named executive officers were determined as a function of: (i) Valero’s performance and maximum bonus pool funding based on EBITDA performance, (ii) Valero’s performance as measured against the financial, operational, and strategic performance goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2014.

The following table summarizes the 2014 bonus amounts paid to our named executive officers:

	Gorder	Ciskowski	Riggs	Browning	Crownover	Klesse
Base salary (1)	$1,250,000	$810,000	$575,000	$550,000	$525,000	$1,133,333
Bonus target percentage (2)	150%	110%	80%	80%	80%	150%
Bonus target amount (3)	$1,875,000	$891,000	$460,000	$440,000	$420,000	$1,700,000
Minimum bonus percentage achieved (4)	187.41%	187.41%	187.41%	187.41%	187.41%	187.41%
Minimum incentive bonus earned (5)	$3,513,938	$1,669,823	$862,086	$824,604	$787,122	$3,185,970
Bonus amount paid (6)	$3,525,000	$1,670,000	$862,000	$825,000	$787,000	$3,200,000
Footnotes:

(1)	Base salary is the officer’s base salary at 12/31/2014, except for Mr. Klesse; the amount for Mr. Klesse is his “earned” salary in 2014 (he was not an employee as of 12/31/2014).

(2)	Bonus target as a percentage of base salary.

(3)	Determined by multiplying “Bonus target percentage” times “Base salary.”

(4)	Valero’s “Minimum bonus percentage achieved” was 187.41% based on results of the Annual Incentive Bonus Performance Goals detailed in the previous table.

(5)	Determined by multiplying “Bonus target amount” times “Minimum bonus percentage achieved.”

(6)
As disclosed in the Summary Compensation Table. The actual amount paid was determined based on: (i) Valero’s performance and maximum bonus pool funding using EBITDA, (ii) Valero’s performance as measured against financial, operational, and strategic goals, and (iii) the Committee’s assessment of the named executive officers’ individual performance in 2014. Based on superior EBITDA results, the maximum bonus funding is significantly greater than the final earned amounts, so the final bonus earnings represent the application of the Compensation Committee’s downward discretion from the maximum bonus award funding.

Long-Term Incentive Awards
We provide stock-based, long-term compensation to our executive officers through our stockholder-approved equity plan. The plan provides for a variety of stock and stock-based awards, including stock options and restricted stock, each of which vests over a period determined by the Compensation Committee, as well as performance shares that vest (become non-forfeitable) upon Valero’s achievement of an objective performance goal. The Compensation Committee presently expects to make awards of performance shares, performance stock options, and restricted stock annually. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered. In addition, we believe that the balance between absolute performance alignment through performance stock options and restricted shares, and the relative performance objectives underscored by the relative TSR performance shares, is appropriate. In order for executives to fully realize their targeted opportunities, Valero must both perform well and beat the stock price performance of its peers.

For each officer, a target amount of long-term incentives is established and is expressed as a percentage of base salary. In establishing award sizes, the Compensation Committee makes primary reference to median peer company grant levels and makes individualized determinations of award sizes based on additional factors such as: each executive’s experience and contribution to company success, internal parity, and management succession. In addition, an executive’s targeted award may be adjusted based upon the Compensation Committee’s determination of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer.

The mix of target awards for the named executive officers’ long-term incentive compensation for fiscal year 2014 consists of 30 percent performance shares, 25 percent performance stock options, and 45 percent restricted stock on a per share count basis. Mr. Klesse did not receive grants of long-term incentive awards in 2014.
Performance Shares and Performance Stock Options
Performance Shares. For 2014, performance share targets represent 30 percent of each executive officer’s long-term incentive target on a share-count basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of TSR objectives (measured in relation to the TSR of our peers). Shares not earned in a given performance period expire and are forfeited. Performance shares are also subject to forfeiture if an executive terminates his or her employment prior to vesting.

The performance shares awarded in 2014 are subject to vesting in three annual increments, based upon our TSR compared to our peer group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, our TSR for the period is compared to the TSR of our peer group. Consistent with typical relative TSR design conventions, shares of Common Stock are awarded based on Valero’s TSR performance versus the peers’ TSR as shown in the table below.

Percentile TSR Rank	% of Performance Shares Awarded as Common Shares
below 25th%	0%
25th% (1)	25%
50th% (1)	100%
75th% or above	200%
(1) TSR performances between the 25th and 75th percentiles generate payouts determined by interpolation.

Additional shares of Common Stock may be earned based on the accumulated value of dividends paid on Valero’s Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the earned percentage payout (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock.

Performance Stock Options. Performance stock options represent 25 percent of each executive officer’s long-term incentive target on a share-count basis. Performance stock options granted in 2014 require a 25 percent stock price improvement over the grant-date stock price during the life of the grant before options are exercisable. Performance stock options vest in equal annual installments over a period of three years and expire in ten years.

We believe that performance stock options link executives’ incentive opportunities tightly with stockholder returns, and thereby support our pay-for-performance design. Because the price of Valero common stock must increase by 25 percent over the fair market value on the date of grant, performance stock options will provide a benefit to the executive only to the extent that there is significant appreciation in the market price of our Common Stock. Performance stock options are subject to forfeiture if an executive terminates his or her employment prior to vesting

As required by our equity incentive plans, the exercise price for performance stock options cannot be less than the mean of the highest and lowest sales prices per share of our Common Stock as reported on the NYSE on the grant date. All awards of performance stock options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of these performance stock options have a grant date that is equal to the date on which the options were approved by the Compensation Committee or our independent directors.

Restricted Stock
Restricted stock targets represent the remaining 45 percent of each executive officer’s long-term incentive target on a share-count basis. Restricted stock is subject to forfeiture if an executive terminates his or her employment prior to vesting. We believe that our mix of long-term incentives provides an appropriate balance between the pay-for-performance attributes of performance stock options and performance shares and the equity alignment and retentive qualities of restricted shares. This mix also aligns with market practices, and thus supports recruitment and retention of top-quality executive talent.

The Compensation Committee considers and grants performance shares, performance stock options, and restricted stock to our officers and certain other employees annually, typically during the fourth quarter in conjunction with the last regularly scheduled meeting of the Compensation Committee for the year. The performance shares, performance stock option, and restricted stock components of our executive officers’ 2014 long-term incentive awards were granted in October 2014.

On May 1, 2014, the Compensation Committee also approved promotional grants of restricted stock to Mr. Gorder and certain other executive officers as part of the transition of Mr. Gorder to Chairman and CEO and the promotion of others in executive management. The sizes of these promotional awards were determined as a function of the difference between the competitive long-term incentive grant levels for the pre-promotion and post-promotion roles. Once this difference was determined, the value of the promotion award was established as being 50 percent of this difference, due to the fact that each executive served in the pre- and post- promotion roles for 50 percent of the time between the 2013 and 2014 grants. The following table lists the dates of grants and the total number of restricted shares granted to our named executive officers in 2014.

Name	May 1, 2014 promotion award	Oct. 23, 2014 annual grant	2014 total shares
Joseph W. Gorder	34,615	78,850	113,465
Michael S. Ciskowski	n/a	31,180	31,180
R. Lane Riggs	5,635	14,500	20,135
Jay D. Browning	4,415	13,750	18,165
R. Michael Crownover	4,135	13,125	17,260

Perquisites and Other Benefits
Consistent with our goal of providing compensation and benefit opportunities that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, and an annual health examination. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage.

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

Post-Employment Benefits
Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan (SERP), which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The SERP is offered to align with competitive practices among our peers, and to thus support recruitment and retention of critical executive talent. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.

Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan is offered to align with competitive practices among our peers, and thereby support recruitment and retention of executive talent. The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30 percent of their salary and/or 50 percent of their cash bonuses to be earned for services performed during the following year.

We have made no discretionary contributions to participants’ accounts, and currently we have no plans to make any discretionary contributions to participants’ accounts. We would likely only consider such contri-butions in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.

All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to participants in our Thrift Plan whose annual additions to the Thrift Plan are subject to the limitations on annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Additional information about these plans and contributions made by Valero and each of our named executive officers under non-qualified defined contribution and other deferred compensation plans are presented in this proxy statement under the caption “Executive Compensation—Nonqualified Deferred Compensation.”

Severance Arrangements
We have entered into change of control severance agreements with each of our named executive officers (except Mr. Riggs). The agreements are intended to assure the continued objectivity and availability of the officers in the event of any merger or acquisition that would likely threaten the job security of many top executives. These arrangements are also intended to maintain executive focus and productivity in a period of uncertainty. If a change of control occurs during the term of an agreement, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control. For information regarding payments that may be made under these agreements, see the disclosures in this proxy statement under the caption “Executive Compensation—Potential Payments upon Termination or Change of Control.”

ACCOUNTING AND TAX TREATMENT
Accounting Treatment
Compensation expense for our share-based compensation plans is based on the fair value of the awards granted and is recognized in income on a straight-line basis over the shorter of (a) the requisite service period of each award, or (b) the period from the grant date to the date retirement eligibility is achieved if that date is expected to occur during the nominal vesting period. Specific components of our stock-based compensation programs are discussed in Note 15 of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2014.

Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation that exceeds $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.

The Compensation Committee considers deductibility under Section 162(m) when designing compensation arrangements for executive officers. The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of non-quantifiable goals, and achieving progress with specific projects. We believe that the 2014 annual incentive bonus payments, as well as our performance stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as performance based compensation and, in such event, would be subject to Section 162(m) deduction restrictions.

COMPENSATION-RELATED POLICIES
Policy on Vesting of Performance Shares upon Change of Control of Valero
In 2014, our Board adopted a policy regarding the vesting of performance shares upon a change of control of Valero. The policy applies to grants of performance shares made in 2014 and thereafter. The policy provides that performance shares granted to participants in Valero’s equity incentive plans will not vest automatically upon the date of a change of control (as defined in the applicable plan) of Valero. The policy further provides that in making awards of performance shares to participants, the Compensation Committee may provide in the award agreement with the participant that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine. The policy is available on our website at www.valero.com > Investor Relations > Corporate Governance.

Executive Compensation Clawback Policy
Under our executive compensation clawback policy, in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board (or committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of the specified compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board (or committee). In determining whether to seek recovery, the policy states that the Board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The policy is available on our website at www.valero.com > Investor Relations > Corporate Governance.

Compensation Consultant Disclosure Policy
Per the terms of our compensation consultant disclosure policy, Valero will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The policy is available on our website at www.valero.com > Investor Relations > Corporate Governance.

Stock Ownership Guidelines and Prohibition Against Hedging and Pledging
Our stock ownership and retention guidelines require that nonemployee directors acquire and hold during their service shares of common stock equal in value to at least three times their annual cash retainer. Our officers are required to meet the applicable guideline stated below.

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Officers and non-employee directors have five years to meet the requisite ownership threshold and, once attained, are expected to continuously own sufficient shares to meet that threshold.
Our directors, officers, and employees may not purchase, sell, or write calls, puts, or other options or derivative instruments on shares of Common Stock, and our directors and officers are prohibited from pledging shares of Common Stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by the Compensation Committee. The full text of our stock ownership and retention guidelines is included in our Corporate Governance Guidelines (as Article IX), available on our website at www.valero.com > Investor Relations > Corporate Governance.

Insider Trading and Speculation in Valero Stock
Our officers, directors, and employees are prohibited from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2014.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Avail- able for Future Issuance Under Equity Compen- sation Plans (1)
Approved by stockholders:
2011 Omnibus Stock Incentive Plan	966,513	31.62	13,536,081
2005 Omnibus Stock Incentive Plan	2,809,338	17.74	—
Premcor non-qualified stock option plans (2)	276,409	35.27	—
Not approved by stockholders:
2003 All-Employee Stock Incentive Plan (3)	616,961	16.42	—
Total	4,669,221	21.48	13,536,081
Footnotes:

(1)	Securities available for future issuance under these plans can be issued in various forms, including restricted stock and stock options.

(2)	We assumed this plan on September 1, 2005, upon our acquisition of Premcor Inc.

(3)	Officers and directors of Valero were not eligible to receive grants under this plan.

For additional information on these plans, see Note 15 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2014, included in Valero’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
The tables that follow provide information required by the SEC regarding compensation paid to or earned by our named executive officers for 2014. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables.

SUMMARY COMPENSATION TABLE
This table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2014, 2013, and 2012. The elements of compensation listed in the table are described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensa-tion ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensa-tion ($)(7)	Total ($)
Joseph W. Gorder,	2014	1,150,000	6,673,362	758,205	3,525,000	3,838,763	111,619	16,056,949
Chairman of the Board, President, and CEO	2013	900,000	2,761,144	502,813	1,875,000	1,188,903	1,189,354	8,417,214
	2012	775,000	2,230,658	385,624	1,278,800	1,256,246	285,104	6,211,432

Michael S. Ciskowski,	2014	810,000	1,850,812	299,752	1,670,000	2,923,019	82,337	7,635,920
EVP and CFO	2013	775,000	2,027,763	369,236	1,520,000	418,182	76,083	5,186,264
	2012	775,000	2,017,617	334,333	1,278,800	2,845,873	68,107	7,319,730

R. Lane Riggs,	2014	558,333	1,190,544	138,453	862,000	1,473,045	61,935	4,284,310
EVP - Refining Operations and Engineering	(8)

Jay D. Browning,	2014	541,667	1,070,426	132,223	825,000	1,384,309	70,765	4,024,390
EVP and General Counsel	2013	500,000	606,501	110,470	540,000	311,575	55,399	2,123,945
	(9)

R. Michael Crownover,	2014	516,667	1,017,153	126,252	787,000	1,083,933	60,384	3,591,389
EVP and Chief Admin. Officer	(8)

William R. Klesse,	2014	1,133,333	—	—	3,200,000	1,864,393	356,620	6,554,346
retired Chairman and CEO (10)	2013	1,500,000	6,432,283	1,171,332	4,500,000	1,909,526	299,441	15,812,582
	2012	1,500,000	6,032,952	1,013,213	3,735,000	4,553,758	248,108	17,083,031

Footnotes to Summary Compensation Table:

(1)	The persons listed in this table are referred to in this proxy statement as our “named executive officers.”

(2)
The amounts shown represent the grant date fair value of awards for each of the fiscal years shown computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718).

(3)
For more information regarding the shares of restricted stock and performance shares awarded in 2014, see the Grants of Plan-Based Awards table in this proxy statement and read our disclosures in Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)
For more information about the stock options granted in 2014, see the Grants of Plan-Based Awards table in this proxy statement. Valuation assumptions for the 2014 grants are described in Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2014.

(5)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(6)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of the named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(7)	The amounts listed as “All Other Compensation” for 2014 are composed of these items:

Item of income (in dollars)	Gorder	Ciskowski	Riggs	Browning	Crownover	Klesse
Valero contribution to Thrift Plan account	18,200	18,200	18,092	18,200	18,200	18,200
Valero contribution to Excess Thrift Plan account	62,300	38,500	20,773	24,354	17,967	61,133
Reimbursement of club membership dues	8,716	6,682	8,716	5,070	8,711	—
Executive insurance premiums with respect to cash value life insurance	—	—	—	—	—	131,173
Unused benefit dollars	—	2,416	—	—	2,078	11,477
Payout of unused vacation	—	—	—	—	—	109,611
Imputed income - personal liability insurance (Group Excess Policy)	3,475	3,475	2,283	2,283	2,283	3,475
Imputed income - individual disability insurance	4,617	4,617	2,877	3,587	3,720	4,362
Imputed income - long-term disability premium	2,680	2,680	2,680	2,680	2,680	2,673
Imputed income - insurance (life & survivor) over $50,000	4,928	3,767	4,514	9,591	2,245	14,516
Imputed income - payment of UK tax	158	—	—	—	—	—
Imputed income - tax return preparation fees	6,545	2,000	2,000	5,000	2,500	—
total	111,619	82,337	61,935	70,765	60,384	356,620

(8)	Mr. Riggs and Mr. Crownover were not named executive officers for 2013 and 2012.

(9)	Mr. Browning was not a named executive officer for 2012.

(10)	Mr. Klesse served as Chief Executive Officer until May 1, 2014, and served as Chairman of the Board through December 30, 2014.

GRANTS OF PLAN-BASED AWARDS
The following table describes plan-based awards for our named executive officers in 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)
Joseph W. Gorder	n/a	(3)	—	1,875,000	20,000,000
	05/01/2014	(4)				n/a	34,615	n/a			1,992,959
	10/23/2014	(5)				n/a	78,850	n/a			3,829,350
	10/23/2014	(6)				—	52,570	105,140			851,053
	10/23/2014	(7)				n/a	43,810	n/a	48.565	48.01	758,205

Michael S. Ciskowski	n/a	(3)	—	891,000	9,870,000
	10/23/2104	(5)				n/a	31,180	n/a			1,514,257
	10/23/2104	(6)				—	20,790	41,580			336,555
	10/23/2104	(7)				n/a	17,320	n/a	48.565	48.01	299,752

R. Lane Riggs	n/a	(3)	—	460,000	4,935,000
	05/01/2014	(4)				n/a	5,635	n/a			324,435
	10/23/2014	(5)				n/a	14,500	n/a			704,193
	10/23/2014	(6)				—	10,000	20,000			161,916
	10/23/2014	(7)				n/a	8,000	n/a	48.565	48.01	138,453

Jay D. Browning	n/a	(3)	—	440,000	4,935,000
	05/01/2014	(4)				n/a	4,415	n/a			254,194
	10/23/2104	(5)				n/a	13,750	n/a			667,769
	10/23/2104	(6)				—	9,170	18,340			148,463
	10/23/2104	(7)				n/a	7,640	n/a	48.565	48.01	132,223

R. Michael Crownover	n/a	(3)	—	420,000	4,935,000
	05/01/2014	(4)				n/a	4,135	n/a			238,073
	10/23/2014	(5)				n/a	13,125	n/a			637,416
	10/23/2014	(6)				—	8,750	17,500			141,664
	10/23/2014	(7)				n/a	7,295	n/a	48.565	48.01	126,252

William R. Klesse (8)	n/a	(3)	—	1,700,000	3,400,000	—	—	—			—

(footnotes appear on the following page)

Footnotes to Grants of Plan-Based Awards table:

(1)
The exercise price is the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant. Under our 2011 Omnibus Incentive Plan, the exercise price for all options granted under the plan cannot be less than the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

(3)
Represents potential awards under our annual incentive bonus program for named executive officers. Actual amounts earned by our named executive officers for 2014 are reported in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 150%, 110%, 80%, 80%, 80%, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively, and “earned” salary by 150% for Mr. Klesse. The amounts listed as “maximum” are determined by multiplying the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $49.35 million for 2014) by 50%, 20%, 10%, 10%, and 10% for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively – subject to a maximum of $20 million for any officer. The “maximum” amount listed for Mr. Klesse represents 200% of his target amount. Our annual incentive bonus program for named executive officers is described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(4)
Represents an award of restricted stock granted May 1, 2014, in connection with the promotions of the officers effective as of that date. The shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments beginning in 2015. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock. Restricted stock awards are more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards.”

(5)
Represents an award of restricted stock granted October 23, 2014, pursuant to our annual long-term incentive program. The shares are scheduled to vest (become nonforfeitable) annually in equal one-third increments beginning in 2015. Dividends on the restricted shares are paid as and when dividends are declared and paid on our Common Stock.

(6)
Represents an award of performance shares under our 2011 Omnibus Stock Incentive Plan. Per the awards’ terms, on a normal vesting date officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee. See “Compensation Discussion and Analysis—Long-Term Incentive Awards—Performance Shares.” The amounts listed above represent an award of performance shares in three tranches. The performance shares are scheduled to vest annually in one-third increments in January 2016, January 2017, and January 2018. The first tranche is scheduled to vest in January 2016, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2015. Under FASB ASC Topic 718 (“Topic 718”), each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (under Topic 718) in 2014, and is deemed to have an expected conversion rate (probable outcome) of 100% with a fair value per share of $48.565 (as reported in Note 15 “Stock-Based Compensation” of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2014). When assuming achievement of the highest level of possible performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $1,702,106; $673,111; $323,831; $296,926; and $283,328, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. The grant date (per Topic 718) for the second tranche of these performance shares is expected to occur in either the fourth quarter of 2015 or in January 2016, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is expected to occur in either the fourth quarter of 2016 or in January 2017, depending on actions to be taken by our Compensation Committee. The expected conversion rates and fair values of the second and third tranches will be determined on their respective Topic 718 grant dates.

The 2014 performance shares awards were accompanied by a dividend equivalent award (“DEA”). Accordingly, upon vesting of the performance shares, additional shares of Common Stock may be earned under the DEA based on the accumulated value of dividends paid on our Common Stock during the pertinent performance period. The amount of accumulated dividends is multiplied by the earned percentage payout (if any) for the performance shares, and the product is divided by the fair market value of the Common Stock on the performance shares’ vesting date. The resulting amount is paid in a whole number of shares of Common Stock.
(footnotes continue on the following page)

Footnotes to Grants of Plan-Based Awards table (continued):
(footnote 6 continued)
For performance shares awarded in 2013, the grant date (per Topic 718) for the second tranche occurred in the fourth quarter of 2014. The performance shares in the second tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $47.465, resulting in grant date fair values of $603,280; $442,991; $125,925; $132,570; and $127,206, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively. The grant date (per Topic 718) for the third tranche is expected to occur in either the fourth quarter of 2015 or in January 2016, depending on actions to be taken by our Compensation Committee. The expected conversion rate and fair value of the third tranche will be determined on its Topic 718 grant date.
For performance shares awarded in 2012, the grant date (per Topic 718) for the third tranche occurred in the fourth quarter of 2014. The performance shares in the third tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $47.465, resulting in grant date fair values of $713,209; $618,232; $147,948; $158,960; and $173,864, for Mr. Gorder, Mr. Ciskowski, Mr. Riggs, Mr. Browning, and Mr. Crownover, respectively.

(7)
Represents a grant of options to purchase Common Stock at an exercise price of $48.565 per share. The options are scheduled to vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2015. The options are known as “performance stock options” because the options will become exercisable after their vesting dates, if at all, only if the reported market price per share of our Common Stock on the NYSE reaches, since the date of grant, a price that equals or exceeds a price that is 25 percent greater than the options’ exercise price. This performance milestone was met on February 20, 2015. The options will expire 10 years from the date of grant.

Valuation assumptions for the 2014 grants are described in Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2014. For financial reporting purposes, the fair value of stock options must be determined using an option-pricing model that takes into consideration the following:
•the exercise price of the option;
•the expected life of the option;
•the current price of the underlying stock;
•the expected volatility of the underlying stock;
•the expected dividends on the underlying stock; and
•the risk-free interest rate for the expected life of the option.

(8)	Mr. Klesse did not receive any grants of restricted shares, performance shares, or stock options in 2014.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2014
This table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph W. Gorder	85,493	—		18.145	10/15/2019	14,967	(6)	740,867	17,833	(10)	1,471,536
	21,400	—		17.743	11/17/2020	22,132	(7)	1,095,534	30,052	(11)	2,231,361
	26,750	—		24.582	10/28/2021	20,094	(8)	994,653	38,130	(12)	2,516,580
	25,044	12,523	(3)	27.318	11/09/2022	45,772	(9)	2,265,714	52,570	(13)	2,602,215
	10,590	21,180	(4)	39.665	11/08/2023
	—	43,810	(5)	48.565	10/23/2024

Michael S. Ciskowski	251,530	—		18.145	10/15/2019	13,626	(6)	674,487	29,960	(10)	2,472,228
	32,100	—		17.743	11/17/2020	16,254	(7)	804,573	26,050	(11)	1,934,213
	44,940	—		24.582	10/28/2021	18,099	(9)	895,901	28,000	(12)	1,848,033
	21,713	10,857	(3)	27.318	11/09/2022				20,790	(13)	1,029,105
	7,776	15,554	(4)	39.665	11/08/2023
	—	17,320	(5)	48.565	10/23/2024

R. Lane Riggs	3,611	—		15.991	10/16/2015	4,676	(6)	231,462	7,846	(10)	647,460
	8,560	—		17.678	10/29/2019	7,954	(7)	393,723	6,234	(11)	462,875
	11,770	—		24.582	10/28/2021	5,635	(8)	278,933	7,960	(12)	525,393
	5,192	2,597	(3)	27.318	11/09/2022	14,500	(9)	717,750	10,000	(13)	495,000
	2,210	4,420	(4)	39.665	11/08/2023
	—	8,000	(5)	48.565	10/23/2024
(table with footnotes continues on the following page)

	Option Awards					Stock Awards
						Restricted Stock			Performance Shares
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jay D. Browning	3,922	—		17.743	11/17/2020	3,159	(6)	156,371	7,846	(10)	647,460
	7,846	—		24.582	10/28/2021	4,862	(7)	240,669	6,698	(11)	497,327
	5,585	2,793	(3)	27.318	11/09/2022	2,562	(8)	126,819	8,380	(12)	553,113
	2,326	4,654	(4)	39.665	11/08/2023	7,981	(9)	395,060	9,170	(13)	453,915
	—	7,640	(5)	48.565	10/23/2024

R. Michael Crownover	4,101	—		24.582	10/28/2021	3,755	(6)	185,873	8,203	(10)	676,913
	3,053	3,053	(3)	27.318	11/09/2022	4,667	(7)	231,017	7,326	(11)	543,956
	2,233	4,467	(4)	39.665	11/08/2023	2,400	(8)	118,800	8,040	(12)	530,640
	—	7,295	(5)	48.565	10/23/2024	7,619	(9)	377,141	8,750	(13)	433,125

William R. Klesse	654,599	—		18.145	10/15/2019				90,254	(10)	7,447,473
	160,205	—		17.743	11/17/2020				78,966	(11)	5,863,226
	135,381	—		24.582	10/28/2021				88,820	(12)	5,862,137
	65,804	32,903	(3)	27.318	11/09/2022
	24,670	49,340	(4)	39.665	11/08/2023

Footnotes to Outstanding Equity Awards table:

(1)	Our equity plans provide that the exercise price for all stock options must not be less than the mean of our Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)
The assumed market values were determined using the closing market price of our Common Stock on 12/31/2014 ($49.50 per share). For a further discussion of the vesting of performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares and Performance Stock Options.” For performance shares that vested in January 2015, the payout value used for this column was their actual performance share vesting percentages on 01/22/2015 (i.e., 166.7% for performance shares granted in 2011, and 200% for performance shares granted in 2012 and 2013).

Footnotes to Outstanding Equity Awards table (cont.):

(3)	The unvested portion of this award is scheduled to vest on 11/09/2015.

(4)	The unvested portion of this award is scheduled to vest in equal installments on 11/08/2015 and 11/08/2016.

(5)	The unvested portion of this award is scheduled to vest in equal installments on 10/23/2015, 10/23/2016, and 10/23/2017.

(6)	The unvested portion of this award is scheduled to vest on 11/09/2015.

(7)	The unvested portion of this award is scheduled to vest in equal installments on 11/08/2015 and 11/08/2016.

(8)	The unvested portion of this award is scheduled to vest in equal installments on 05/01/2015, 05/01/2016, and 05/01/2017.

(9)	The unvested portion of this award is scheduled to vest in equal installments on 10/23/2015, 10/23/2016, and 10/23/2017.

(10)
These performance shares vested on 01/22/2015 at 166.7% of target. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 166.7% (the actual payout amount) of the performance shares at the closing price of our Common Stock on 12/31/2014.

(11)
One-half of these performance shares vested on 01/22/2015 at 200% of target; the other one-half is scheduled to vest in January 2016. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2015, the market value of 200% (the actual payout amount) of the closing price of our Common Stock on 12/31/2014, and for the remaining one-half, the market value of 100% (assumed) of the closing price of our Common Stock on 12/31/2014.

(12)
One-third of these performance shares vested on 01/22/2015 at 200% of target; an additional one-third is scheduled to vest in January 2016, and the final one-third is scheduled to vest in January 2017. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents, for the performance shares that vested in January 2015, the market value of 200% (the actual payout amount) of the closing price of our Common Stock on 12/31/2014, and for the remaining two-thirds, the market value of 100% (assumed) of the closing price of our Common Stock on 12/31/2014.

(13)
These performance shares are scheduled to vest in one-third increments in each of January 2016, January 2017, and January 2018. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% (assumed) of the performance shares at the closing price of our Common Stock on 12/31/2014.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2014
The following table provides information regarding (i) option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2014 on an aggregated basis.

	Option Awards		Stock Awards (1)
Name	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(4)

Joseph W. Gorder	—	—
(5)			31,109	1,560,590
(6)			79,986	4,177,669
Michael S. Ciskowski	102,907	3,912,030
(5)			33,113	1,627,683
(6)			107,372	5,608,040
R. Lane Riggs	5,216	171,024
(5)			11,255	567,270
(6)			21,930	1,145,404
Jay D. Browning	—	—
(5)			7,766	385,298
(6)			30,238	1,579,331
R. Michael Crownover	—	—
(5)			8,652	428,452
(6)			31,578	1,649,319
William R. Klesse	160,500	6,069,926
(5)			190,177	9,438,060
(6)			366,279	19,130,752
Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Common Stock from the vesting of restricted stock and performance shares in 2014.

(2)
Represents the gross number of shares received by the named executive officer before deducting any shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.

(3)
The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.The value is stated before payment of applicable taxes.

(5)	Represents number of shares of Common Stock and value related to vesting of restricted stock in 2014.

(6)	Represents number of shares of Common Stock and value related to vesting of performance shares in 2014.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2014.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Joseph W. Gorder (1)	Pension Plan	24.17	801,289	—
	Excess Pension Plan	12.67	3,766,641	—
	SERP	12.67	3,089,027	—
Michael S. Ciskowski	Pension Plan	29.25	1,272,218	—
	Excess Pension Plan	29.25	8,384,975	—
	SERP	29.25	2,502,868	—
R. Lane Riggs	Pension Plan	25.92	815,471	—
	Excess Pension Plan	25.92	1,839,804	—
	SERP	25.92	1,012,159	—
Jay D. Browning	Pension Plan	21.29	904,469	—
	Excess Pension Plan	21.29	2,189,196	—
	SERP	21.29	1,045,435	—
R. Michael Crownover	Pension Plan	17.29	775,274	—
	Excess Pension Plan	17.29	1,911,075	—
	SERP	17.29	836,326	—
William R. Klesse (2)	Pension Plan	27.92	202,210	—
	Excess Pension Plan	13.00	12,696,172	—
	SERP	13.00	3,241,906	—
Footnotes to Pension Benefits table:

(1)
The 24.17 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (12.67 years), and (b) the qualified pension plan of UDS (11.5 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan (using 24.17 years of credited service) by the value of his lump sum settlement in 2001. In addition, Mr. Gorder has approximately three years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 12.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation in these plans since the date of his commencement of employment with Valero.

(2)
The 27.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (13 years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). In addition, Mr. Klesse has approximately 18 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS. The 13 years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.

The present values stated above were calculated using the same interest rate and mortality table we use for our financial reporting. Present values at December 31, 2014 were determined using a 4.13 percent discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2014 generational mortality table projected using scale MP2014. No decrements were included for pre-retirement termination, mortality, or disability. When applicable, lump sums were determined based on a 4.13 percent interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notices 2008-85 and 2013-49 for distributions in the years 2009-2015.

Under our Pension Plan, an eligible employee who is at least 55 years old may elect to retire prior to the normal retirement age of 65, provided the employee has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the employee’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Messrs. Gorder, Ciskowski, Browning, and Crownover are eligible for early retirement benefits.

For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6 percent of the participant’s average monthly compensation (based upon earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. Each of our named executive officers was hired prior to January 1, 2010.

For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, eligible compensation and pay credits. After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service and eligible compensation.

years of service	pay credits
under 10 years	5%
10 to 19 years	6%
20 years and over	7%
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year treasury note rate with a minimum of 3 percent.

In 2013, we began to implement changes to certain of our U.S. qualified pension plans that cover the majority of our U.S. employees. Benefits under our primary pension plan changed from a final average pay formula (as described above, the Formula Provision) to a cash balance formula (as described above, the Cash Balance Provision) with staged effective dates from July 1, 2013 through January 1, 2015, depending on the age and service of the affected employees. All final average pay benefits were frozen as of December 31, 2014, with all future benefits to be earned under the new cash balance formula.

Our Excess Pension Plan provides benefits to those employees whose pension benefits under our defined benefit Pension Plan are subject to limitations under the Internal Revenue Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Excess Pension Plan is designed as an “excess benefit plan” as defined under §3(36) of ERISA, for those benefits provided in excess of section 415 of the Code. The Excess Pension Plan is not intended to be either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA. Subject to other terms of the Excess Pension Plan, the benefit payable under the plan in the Formula Provision is generally an amount equal to “x” minus “y”, where “x” is equal to 1.6 percent of a participant’s final average monthly earnings (as determined under the Excess Pension Plan) multiplied by the participant’s number of years of credited service, and “y” is equal to the participant’s benefit that is payable under the Pension Plan. The benefit payable under the Excess Pension Plan in the Cash Balance Provision is generally an amount equal to “x” minus “y”, where “x” is equal to the accumulated account balance that the participant would be entitled to receive without regard to the limitations, and “y” is equal to the participant’s accumulated account balance that is payable under the Pension Plan. The Excess Pension Plan benefit is made in a lump sum. A participant’s benefits under the Excess Pension Plan will vest concurrently with the vesting of the participant’s benefits under the Pension Plan.

Our Supplemental Executive Retirement Plan (SERP) provides an additional benefit equal to 0.35 percent times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The SERP benefit payment is made in a lump sum. A participant in the SERP will vest in the SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP.
Generally, an employee participates in either the Excess Pension Plan or the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus.

NONQUALIFIED DEFERRED COMPENSATION
The following table describes contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2014. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
Joseph W. Gorder	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	62,300	—	—	349,875
Michael S. Ciskowski	Deferred Compensation Plan	—	—	34,000	—	306,886
	Excess Thrift Plan	—	38,500	—	—	861,615
R. Lane Riggs	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	20,773	—	—	85,211
	UDS Non-qualified 401(k) Plan (2)	—	—	2,349	—	40,290
Jay D. Browning	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	24,354	—	—	200,047
R. Michael Crownover	Deferred Compensation Plan	—	—	—	—	—
	Excess Thrift Plan	—	17,967	—	—	226,663
William R. Klesse	Deferred Compensation Plan	—	—	291,058	—	2,793,898
	Excess Thrift Plan	—	61,133	—	158,124	1,486,384
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	1,351,117
	UDS Non-qualified 401(k) Plan (2)	—	—	336,274	—	4,355,298
	Diamond Shamrock Deferred Compensation Plan (2)	—	—	43,945	—	730,794
Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are also included within the amounts reported as “All Other Compensation” for 2014 in the Summary Compensation Table.

(2)	Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen.

Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits.” The following terms also apply to these plans.

Under the Deferred Compensation Plan (DC Plan), participants may elect when and over what period of time their deferrals will be distributed based on plan provisions. Participants may elect to have their accounts distributed in a lump sum on a specified date, at least three-to-five years after the year of the deferral election. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

Participants may also elect to have their accounts distributed in one lump sum payment or in 5, 10, or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. For the period beginning in 2010, participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan account in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.

The Excess Thrift Plan provides benefits to participants of our qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Excess Thrift Plan is neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Generally
Messrs. Gorder, Ciskowski, Browning, and Crownover have change-of-control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control of Valero. Each agreement subjects the officer to obligations of confidentiality, both during the term and after termination, for information relating to Valero that the officer acquired during his employment. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.
When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the officers’ terms of employment will not be changed adversely during the three-year period after a change of control. In addition, the vesting periods on outstanding stock option and restricted stock awards will be accelerated to the date of the change of control, and unvested performance shares that were granted prior to 2014 will vest and become payable at 200 percent of target.
Recent Changes
In 2014, our Board adopted a policy regarding the vesting of performance shares in a change-of-control context. The policy provides that performance shares granted in 2014 and thereafter will not vest automatically upon the date of a change of control of Valero. The Compensation Committee may provide in the participant’s award agreement that if a participant’s employment with Valero is terminated following a change of control, any unvested performance shares held by the participant will vest on a partial, pro rata basis on the date of the participant’s termination of employment, with such qualifications for an award as the Committee may determine.
Our change-of-control severance agreements do not contain tax gross-up benefits. The agreements for all of our officers were amended in January 2013 to eliminate the gross-up benefit that formerly entitled the officers to receive a payment to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Valero has adopted a policy that this benefit may not be included in any future change of control agreements.
Terms and Conditions
For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange); or

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the officer to perform substantially the officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:

•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive (or increased travel requirements); or

•	failure of Valero’s successor to assume and perform under the agreement.

The following tables disclose potential payments (calculated per SEC regulations) to our named executive officers in connection with a change of control of Valero. Under the change of control agreements, if an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the following tables. Values in the tables assume that a change of control occurred on December 31, 2014, and that the officer’s employment was terminated on that date.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
A.    Termination of Employment by the Company other than for “Cause”
or Disability, or by the Executive for “Good Reason” (1) (2) ($)

	Gorder	Ciskowski	Browning	Crownover
Salary (3)	3,750,000	2,430,000	1,100,000	1,050,000
Bonus (3)	10,575,000	5,010,000	1,650,000	1,574,000
Pension, Excess Pension, and SERP	8,335,777	4,370,324	2,027,643	1,634,701
Contributions under Defined Contribution Plans	241,500	170,100	85,108	72,333
Health & Welfare Plan Benefits (4)	51,814	35,590	44,177	34,203
Outplacement Services	25,000	25,000	25,000	25,000
Accelerated Vesting of Stock Options (5)	527,053	409,998	114,870	118,475
Accelerated Vesting of Restricted Stock (6)	5,096,768	2,374,961	918,918	912,830
Accelerated Vesting of Performance Shares (7)	8,515,485	8,316,990	2,269,476	2,333,331

B.    Termination of Employment by the Company because of Death or Disability (8)
and Termination by the Executive other than for “Good Reason” (9) ($)

	Gorder	Ciskowski	Browning	Crownover
Accelerated Vesting of Stock Options (5)	527,053	409,998	114,870	118,475
Accelerated Vesting of Restricted Stock (6)	5,096,768	2,374,961	918,918	912,830
Accelerated Vesting of Performance Shares (7)	8,515,485	8,316,990	2,269,476	2,333,331

C.    Continued Employment Following Change of Control (10) ($)

	Gorder	Ciskowski	Browning	Crownover
Salary, Bonus, Pension, Excess Pension, SERP, Contributions under Defined Contribution Plans, Health & Welfare Benefits	(10)	(10)	(10)	(10)
Accelerated Vesting of Stock Options (5)	527,053	409,998	114,870	118,475
Accelerated Vesting of Restricted Stock (6)	5,096,768	2,374,961	918,918	912,830
Accelerated Vesting of Performance Shares (7)	8,515,485	8,316,990	2,269,476	2,333,331

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)
Data for Mr. Riggs and Mr. Klesse are not included in these tables. Mr. Riggs does not have a change-of-control severance agreement with Valero. Mr. Klesse’s change-of-control severance agreement expired commensurate with Mr. Klesse’s termination of employment with Valero.

(2)
If the company terminates the officer’s employment other than for cause, death or disability, or if the officer terminates his employment for “good reason,” the officer is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) three times the sum of the officer’s annual base salary (two times for Mr. Browning and Mr. Crownover) plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional three years of service (two years for Mr. Browning and Mr. Crownover), and (iv) the equivalent of three years (two years for Mr. Browning and Mr. Crownover) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years (two years for Mr. Browning and Mr. Crownover); and (c) up to $25,000 of outplacement services.

(3)
We assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s rate of pay as of December 31, 2014. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2012, 2013, or 2014 (the three years prior to the assumed change of control):

Name	Salary	Bonus
Joseph W. Gorder	$1,250,000	$3,525,000
Michael S. Ciskowski	$810,000	$1,670,000
Jay D. Browning	$550,000	$825,000
R. Michael Crownover	$525,000	$787,000

(4)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years (two years for Mr. Browning and Mr. Crownover) following the date of termination.

(5)
The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $49.50 (the closing price of Common Stock on the NYSE on December 31, 2014), and the options’ exercise prices, times (b) the number of option shares.

(6)
The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $49.50 (the closing price of Common Stock on the NYSE on December 31, 2014).

(7)
Acceleration is possible only for outstanding performance shares from awards made prior to 2014. The amounts stated in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (b) $49.50 (the closing price of Common Stock on the NYSE on December 31, 2014). The 2014 performance share awards are subject to partial, pro rata vesting based upon the officer’s months of service during the pertinent performance period. Because we assume the change of control occurred on December 31, 2014, the officer would have zero months of service in the shortened performance period, and therefore zero shares of common stock would be earned.

(8)
If employment is terminated by reason of death or disability, the officer’s estate will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.

(9)
If the officer voluntarily terminates employment other than for “good reason,” he will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).

(10)
The agreements provide for a three-year term of employment following a change of control, and generally provide that the officer will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will vest on the date of the change of control, except for performance shares awarded in 2014 or thereafter (see footnote (7) above).

DIRECTOR COMPENSATION
This table summarizes compensation paid to our directors for the year ended December 31, 2014.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jerry D. Choate	135,000	160,001	295,001
Ruben M. Escobedo (retired May 2014)	77,500	—	77,500
Joseph W. Gorder	—	—	(2)
William R. Klesse (retired December 2014)	—	—	(2)
Deborah P. Majoras	115,000	160,001	275,001
Bob Marbut (retired May 2014)	57,500	—	57,500
Donald L. Nickles	115,000	160,001	275,001
Philip J. Pfeiffer	115,000	160,001	275,001
Robert A. Profusek	155,000	160,001	315,001
Susan Kaufman Purcell	115,000	160,001	275,001
Stephen M. Waters	115,000	160,001	275,001
Randall J. Weisenburger	128,333	160,001	288,334
Rayford Wilkins, Jr.	115,000	160,001	275,001
Footnotes to Director Compensation table:

(1)
The amounts shown represent the grant date fair value of awards granted in 2014, computed in compliance with FASB ASC Topic 718. In 2014, each of our non-employee directors who was serving on the Board on May 1, 2014, received a grant of 2,779 shares of restricted Common Stock. Valero did not grant stock options to any director in 2014. The following table presents for each non-employee director as of December 31, 2014 (i) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (ii) the number of unvested restricted shares of Common Stock held. Balances for Mr. Klesse and Mr. Gorder are stated in the “Outstanding Equity Awards” table elsewhere in this proxy statement.

Name	Outstanding Stock Options	Unvested Restricted Stock
Jerry D. Choate	—	5,694
Deborah P. Majoras	—	8,997
Donald L. Nickles	—	5,694
Philip J. Pfeiffer	—	8,097
Robert A. Profusek	—	5,694
Susan Kaufman Purcell	—	5,694
Stephen M. Waters	10,700	5,694
Randall J. Weisenburger	—	5,694
Rayford Wilkins, Jr.	—	5,694

(2)
Mr. Gorder and Mr. Klesse did not receive any compensation as directors of Valero in 2014. Their compensation for service as an executive officer in 2014 is presented earlier in this proxy statement in the compensation tables for our named executive officers.

Our non-employee directors received a cash retainer of $115,000 in 2014. The annual retainer is paid in lieu of separate meeting or committee fees. In addition to the retainer, directors who chaired the Audit, Compensation, and Nominating/Governance and Public Policy Committees, and the director who served as the designated lead director, received an additional $20,000 for their service in these roles. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero do not receive compensation for serving as directors.

On the date of our annual stockholders meeting in 2014, each non-employee director received a grant of restricted shares of Common Stock valued at $160,000, with vesting scheduled to occur in equal one-third increments over three years. Grants of equity awards supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock.
In 2014, following a peer review of director compensation practices, the Board approved certain changes to Valero’s compensation program for non-employee directors. Effective January 1, 2015: (i) the annual cash retainer was increased to $120,000; (ii) the value of the annual equity award of restricted shares was increased to $170,000; (iii) the pay for service as lead director was increased to $25,000, and (iv) equity grants for a director’s initial election to the Board were eliminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW
We have a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. The policy is published on our intranet website. We have a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to determine whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any related person transaction.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
In connection with Mr. Klesse’s retirement and service as Chairman of the Board through December 30, 2014 (described under the caption “Chief Executive Officer and Chairman Transition”), the Board approved a base salary for Mr. Klesse of $79,167 per month for the months May through December 2014.
TRANSACTIONS WITH VALERO ENERGY PARTNERS LP
Relationship with VLP
Valero, through its subsidiaries, owns common units and subordinated units of Valero Energy Partners LP (VLP) representing a 70 percent limited partner interest in VLP. In addition, Valero, through its wholly owned subsidiary, owns the 2 percent general partner interest in VLP (the “General Partner”). The common units representing limited partner interests of VLP are listed for trading on the NYSE under the symbol “VLP.” References in this section of our proxy statement to “VLP” means Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole.
Mr. Gorder is Chairman of the Board and Chief Executive Officer of the General Partner. Mr. Riggs is a member of the board of directors of the General Partner. Mr. Browning is as an executive officer of the General Partner.

Distributions and Other Payments from VLP
In 2014, we received $29.6 million in distributions from VLP with respect to our ownership of limited partner and general partner interests of VLP. On February 12, 2015, we received $11.2 million of distributions from VLP with respect to our limited partner and general partner interests.
Under VLP’s partnership agreement, VLP reimburses the General Partner and its affiliates, including Valero, for costs and expenses they incur and payments they make on behalf of VLP.
Agreements with VLP
2013 IPO Contribution, Conveyance and Assumption Agreement
In connection with VLP’s initial public offering on December 16, 2013 (the Offering), we entered into a contribution, conveyance and assumption agreement with VLP and the General Partner. Under that agreement, we contributed certain logistics assets to VLP in exchange for: (i) 11,539,989 common units; (ii) 28,789,989 subordinated units; (iii) 1,175,102 general partner units; and (iv) incentive distribution rights.
2014 Purchase and Sale Agreement
Effective July 1, 2014, we entered into a purchase and sale agreement with VLP under which we sold the McKee crude system, the Three Rivers crude system, and the Wynnewood products system to VLP for cash in the amount of $154 million (the Transaction).
2015 Contribution Agreement
In connection with our contribution of a terminaling business to VLP effective March 1, 2015 (the Contribution), we entered into a contribution agreement with VLP under which we contributed all of the member interests of two subsidiaries that own and operate crude oil, intermediates, and refined petroleum products terminals supporting our Houston and St. Charles refineries. Under the agreement, VLP made a cash distribution of $571.2 million to us and issued to us 1,908,100 common units of VLP and issued to the General Partner 38,941 general partner units of VLP; the common units and general partner units had an aggregate value of $100 million.
Omnibus Agreement
We entered into an omnibus agreement with VLP in connection with the Offering, which we have since amended and restated in connection with the Transaction and the Contribution. The omnibus agreement addresses the following key matters:

•	the payment to us by VLP of an annual administrative fee of $10.35 million for our provision of certain services to VLP;

•	VLP’s obligation to reimburse us for certain direct or allocated costs and expenses that we may incur on behalf of VLP;

•	VLP’s right of first offer through December 16, 2018, to acquire certain of our transportation and logistics assets;

•	our right of first refusal to acquire certain of VLP’s assets; and

•	the parties’ indemnification obligations to one another.
So long as we control the General Partner, the omnibus agreement will remain in effect. If we cease to control the General Partner, either party may terminate the omnibus agreement, provided that the indemnification obligations will remain in effect in accordance with their terms.

Services and Secondment Agreement
Under our services and secondment agreement with the General Partner, as amended, certain of our employees are seconded to the General Partner to provide operational and maintenance services for certain pipelines and terminals of VLP, including routine operational and maintenance activities. During their period of secondment to the General Partner, the seconded employees are under the management and supervision of the General Partner.
The General Partner is required to reimburse us for the cost of the seconded employees, including their wages and benefits. If a seconded employee does not devote 100 percent of his or her time to providing services to the General Partner, the General Partner is required to reimburse us for only a prorated portion of such employee’s overall wages and benefits, based on the percentage of the employee’s time spent working for the General Partner. The services and secondment agreement has an initial term through December 16, 2023, and will extend automatically for successive renewal terms of one year each, unless terminated by either party upon at least 30 days’ prior written notice before the end of the initial term or any renewal term. In addition, the General Partner may terminate the agreement or reduce the level of services under the agreement at any time upon 30 days’ prior written notice.
Tax Sharing Agreement
Under our tax sharing agreement with VLP, VLP is required to reimburse us for VLP’s share of state and local income and other taxes that we incur as a result of VLP’s tax items and attributes being included in a combined or consolidated state tax return filed by Valero with respect to taxable periods including or beginning on the closing date of the Offering. The amount of any such reimbursement is limited to any entity-level tax that VLP would have paid directly had VLP not been included in a combined group with Valero.
Ground Lease Agreement
At the closing of the Offering, we entered into a ground lease with VLP under which we lease to VLP the land on which VLP’s Memphis truck rack is located. The term of the ground lease is through December 20, 2033, with no renewal periods. VLP pays to us $35,007 per year as base rent under the ground lease. Commencing on January 1, 2016, and on January 1st of each year thereafter, base rent will increase by 1.5 percent. VLP also pays to us a customary expense reimbursement for taxes, utilities and similar costs that we incur related to the leased premises.
Lease and Access Agreements
At the closing of the Contribution, we entered into a lease and access agreement with VLP pursuant to which VLP leases the land on which its Houston terminal is located. The term of the agreement is for 10 years with four automatic successive renewal periods of five years each. Initially, VLP will pay $1.7 million per year as base rent, subject to an annual inflation escalator. At the closing of the Contribution, we also entered into a lease and access agreement with VLP, pursuant to which VLP leases the land on which its St. Charles terminal is located. The term of the agreement is for 10 years with four automatic successive renewal periods of five years each, provided that the final renewal period will end on December 31, 2044. Initially, VLP will pay $4.7 million per year as base rent, subject to an annual inflation escalator. Either party may terminate these agreements by providing 180 days written notice in advance of the scheduled termination date. Under the agreements, VLP will pay customary expenses, reimbursement for taxes, utilities and similar costs that we incur related to the leased premises.

Subordinated Credit Agreement (Term Loan)
In connection with the Contribution, VLP (as borrower) and Valero (as lender) entered into a subordinated loan agreement (“Loan Agreement”) under which VLP borrowed $160 million in cash from us (the “Loan”). VLP used the Loan proceeds to fund a portion of its cash distribution to us in the Contribution. The Loan has a maturity date of March 1, 2020. The Loan may be prepaid at any time without penalty; amounts repaid or prepaid may not be reborrowed. The Loan will bear interest at either (a) the LIBO Rate (as defined in the Loan Agreement) plus the applicable margin, or (b) the Prime Rate (as defined in the Loan Agreement) plus the applicable margin. Accrued interest on the outstanding Loan balance is payable in arrears on each Interest Payment Date (as defined in the Loan Agreement) and the maturity date.
The payment of amounts owing under the Loan Agreement are subordinated to the obligations of the Partnership under its revolving credit agreement with third-party lenders. The Loan Agreement contains customary terms regarding covenants, representations, default, and remedies, including covenants that limit the creation of liens, the incurrence of debt by the Partnership or its subsidiaries, the payment of distributions, and the entry into securitization transactions, sale/leaseback transactions, certain restrictive agreements, consolidations, mergers, and the sale of all or substantially all assets. The Loan Agreement also includes a covenant that requires, as of the last day of each fiscal quarter, the Partnership’s ratio of Consolidated Total Debt (as defined in the Loan Agreement) as of such day to Consolidated EBITDA (as defined in the Loan Agreement) for the four-quarter period ending on such day not to exceed 5.0 to 1.0 (or 5.5 to 1.0 during a specified acquisition period). The Loan is subject to acceleration upon the occurrence of an event of default.
Commercial Agreements with VLP
We entered into commercial agreements with VLP in connection with the Offering, the Transaction, and the Contribution with respect to the assets we transferred to VLP. Under these commercial agreements, VLP provides transportation and terminaling services to us. We have committed to pay VLP for minimum quarterly throughput volumes of crude oil and refined petroleum products, regardless of whether we physically deliver such volumes in any given quarter. These agreements have initial five-year terms, and, with the exception of VLP’s El Paso truck rack and Memphis truck rack, we will have the option to renew the agreement with respect to each asset for one additional five-year term. For the year ended December 31, 2014, we accounted for all of VLP’s revenues. VLP’s gross operating revenues for the year ended December 31, 2014, were $129.2 million.

PROPOSAL NO. 2 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
(Item 2 on the proxy card)
The Audit Committee of the Board determined on February 25, 2015, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2015. KPMG has also served as Valero’s independent registered public accounting firm for fiscal years ended December 31, 2004 and following. The Board requests stockholder approval of the following resolution.
“RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2015 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2015. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2015 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

KPMG LLP FEES FOR FISCAL YEARS 2014 AND 2013
The following table presents fees for services provided to us by KPMG for 2014 and 2013 (in millions).

	2014	2013
Audit Fees (1)	$7.0	$7.5
Audit-Related Fees (2)	0.3	0.2
Tax Fees	—	—
All Other Fees (3)	0.1	—
total	$7.4	$7.7

(1)
Represents fees for professional services rendered for the audit of the annual financial statements included in Valero’s annual reports on Form 10-K, review of Valero’s interim financial statements included in Valero’s Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC). In addition to the services listed above, KPMG served as the independent auditor of the financial statements included in the annual reports on Form 10-K of Valero Energy Partners LP (VLP) for the years ended December 31, 2014 and 2013, and the audit of the effectiveness of VLP’s internal control over financial reporting as of December 31, 2014. KPMG’s fees relating to VLP audits for 2014 and 2013 were $840,000 and $400,000, respectively.

(2)
Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the caption for Audit Fees. The fees listed above are related to the audit of Valero’s benefit plans.

(3)	Represents fees for for professional services other than the services reported under the preceding captions. The fees shown for fiscal year 2014 were for advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the pre-approval of certain services rendered to Valero by its independent auditor. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2014.
All of the services rendered by KPMG to Valero for 2014 were pre-approved specifically by the Audit Committee or pursuant to our pre-approval policy. None of the services provided by KPMG were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2014
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP (KPMG), Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2014, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue KPMG’s reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of its selection and appointment to our Board.

The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Members of the Audit Committee for fiscal year 2014:
Randall J. Weisenburger, Chairman
Susan Kaufman Purcell
Stephen M. Waters
Rayford Wilkins, Jr.

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3 –
APPROVE, BY NONBINDING VOTE,
COMPENSATION OF NAMED EXECUTIVE OFFICERS
(Item 3 on the proxy card)
At the 2011 annual meeting of stockholders, our stockholders followed our Board’s recommendation to hold an advisory vote on executive compensation (“say-on-pay”) every year. Accordingly, we are asking stockholders to vote to approve the 2014 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory in nature, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board, or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted for approval of the proposal unless otherwise specified.

STOCKHOLDER PROPOSAL
We expect the following proposal to be presented by stockholders at the Annual Meeting. Following SEC rules, we have reprinted the proposal and its supporting statement as it was submitted by the sponsors of the proposal. We assume no responsibility for the statements made by the sponsors in connection with the proposal. After review, our management and the Board have concluded that they do not support the proposal, and the Board recommends that you vote AGAINST the proposal for the reasons explained below.

PROPOSAL NO. 4 – STOCKHOLDER PROPOSAL –
“GREENHOUSE GAS EMISSIONS”
(Item 4 on the proxy card)
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. The name, address, and number of voting securities held by the sponsors of the proposal will be provided to any stockholder upon request.
RESOLVED: Shareholders request that Valero Energy (Valero) adopt quantitative goals, based on current technologies, for reducing total greenhouse gas (GHG) emissions from products and operations, and report to shareholders by fall 2015 on its plans to achieve these goals (omitting proprietary information and prepared at reasonable cost).

Stockholder Supporting Statement:

In November 2014 the Intergovernmental Panel on Climate Change (IPCC) released its latest and most conclusive “synthesis report” reporting that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.” In order to mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels).

Increased regulation of GHG emissions is already underway. In May 2013, President Obama outlined an action plan to address climate change. New Corporate Average Fuel Economy (CAFE) Standards which set new targets for automotive fuel efficiency and the development of state low carbon fuel standards seek to prompt the development of a new generation of fuels that will be economically and environmentally more sustainable.

Additionally, the U.S. Environmental Protection Agency (EPA) has proposed to strengthen emissions standards for petroleum refineries, which aim to promote air quality and protect the health of local communities where Valero operates.

Creating clear-cut goals can help Valero to significantly reduce its carbon footprint by implementing a disciplined business strategy to cut emissions and to better manage environmental, regulatory and license to operate risks. Management approaches include renewable energy production or procurement, energy efficiency target, and methane leakage and flaring reduction goals.

Investors with $92 trillion in assets support CDP’s (formerly Carbon Disclosure Project) request disclosure from over 6,000 companies on disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks. CDP received over an 80% response rate in 2013.

A recent CDP study of 386 U.S. companies in the S&P 500 found that 79% of companies “earn a higher return on their carbon reduction investments than on their overall corporate capital investments,” energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years, and “high emitting companies that set absolute emissions reduction targets achieved reductions double the rate of those without targets, with 10% higher firm-wide profitability.”

While over half of S&P 500 companies have set GHG emissions reduction targets, which can protect and enhance shareholder value long-term, Valero lags behind. Peers such as Exxon and Hess report in their CDP responses that they have set energy efficiency and emission intensity reduction targets, respectively. Unfortunately, Valero lags behind, having declined to participate or not responded to CDP’s response request for several years.

Last year this proposal received a vote in support of 39.4% (excluding abstentions), a substantial level of support that management should not ignore.
END OF STOCKHOLDER PROPOSAL
*      *      *      *      *      *
BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
Environmental stewardship is a core value at Valero, and we have for years sought to properly manage all of our emissions, including GHG emissions. We seek to be good stewards of the natural resources we consume and manage. We continue to address this issue by striving for and maintaining energy-efficient operations and by leading the way in innovation related to biofuels and wind energy.
Valero strives to have the most energy-efficient operations possible. Led by our corporate energy department, each of our refineries has a designated energy steward to help identify and complete energy related projects. Each plant also participates in formal efficiency assessments to identify and act on opportunities for improvement. All of these activities result in a reduction of fuel usage and GHG emissions.
Valero’s growth history is marked by its improvement of the energy efficiency of the plants that Valero has acquired. Our overall GHG emission levels can vary significantly over time, however, due to (i) government mandates to produce cleaner fuels, (ii) the acquisition and divestiture of assets, and (iii) market conditions that dictate alternative operating modes for our facilities.
Over the past decade, our industry has responded to multiple government mandates to reduce the level of sulfur and other components in the fuels that we manufacture. To do this, we installed facilities to produce Tier 2 gasoline and ultralow sulfur diesel and to meet the EPA’s air toxics rule for gasoline. Over the same period, we installed mandated emission-control equipment on our process units (such as flue gas scrubbers) to reduce emissions of conventional pollutants. Now we are responding to a new EPA mandate to make Tier 3 gasoline. Each of these mandates has or will result in increases in GHG emissions. Thus, our ability to achieve an overall decrease is, in many cases, out of our control even as we strive to become more efficient.
To address GHG emissions Valero adopted a formal Greenhouse Gas Reduction Policy several years ago. As described in this Policy, Valero closely follows regulatory developments and participates in professional and public-policy forums that address climate change and its potential impacts, and is committed to continuously enhancing the company’s operational efficiency so as to reduce our emissions of GHG per barrel processed. Valero’s substantial emission reductions over the past years demonstrate the seriousness of the company’s commitment. Among other achievements, Valero has:

•	pursued alternative energy opportunities to improve energy efficiency and further reduce its carbon footprint, such as by building wind-powered turbines;

•	reduced its refineries’ energy consumption to 0.42 million Btu per barrel of throughput in 2014 from 0.49 in 2008;

•	reduced air emissions of conventional pollutants by approximately 43%, flaring events by 64%, and wastewater discharge incidents by 52% since 2007;

•
spent over $3 billion during the past eight years at our refineries on environmental upgrades, including installing flare gas recovery systems and building one of the world’s largest state-of-the-art flue gas scrubber/NOx removal systems, which slashes sulfur dioxide emissions by 95% and nitrogen oxide emissions by 55%;

•
made improvements in producing cleaner-burning gasoline, diesel, and ethanol-blended fuels, with Valero leading the way as the first traditional refiner to enter large-scale production of ethanol, a renewable fuel, and through Valero’s production of a “green” diesel fuel made from recycled animal fat and cooking oil; and

•	taken advantage of advancements in technology, using new infrared technology and new low-temperature oxidation technology to lower emissions.

We take pride in our achievements to date, and Valero is continually working to improve. Our current approach of ongoing assessment and re-assessment of environmental issues provides us with flexibility to adapt our environmental goals and plans in response to ever-changing circumstances, such as the development of new green technologies, the emergence of alternative fuel sources, changes in applicable environmental laws and increases or decreases in global energy needs, which can shift rapidly in response to unpredictable weather events, political tensions, and macro-economic conditions. Valero believes that its current approach to addressing environmental concerns is comprehensive, responsible, and grounded in sound scientific, economic, and technical analysis.

Stockholders and others can learn more by visiting our website, www.valero.com (under the “Environment & Safety” tab), and by accessing our annual Social Responsibility Report (available on our website under the same tab). Since Valero already makes available pertinent information, we believe that the proposal’s reporting requirements are unnecessary. A separate report with specific quantitative goals as requested by the proponent would be burdensome, and would result in an unnecessary expense for Valero’s stockholders.

Accordingly, our Board recommends that you vote “AGAINST” this proposal.

MISCELLANEOUS

GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.

We post the following documents on our website at www.valero.com > Investor Relations > Corporate Governance. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.

•	Restated Certificate of Incorporation

•	Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Governance and Public Policy Committee Charter

•	Compensation Consultant Disclosures Policy

•	Policy on Executive Compensation in Restatement Situations

•	Policy on Political Contributions, Lobbying, and Trade Associations

•	Policy on Vesting of Performance Shares

STOCKHOLDER COMMUNICATIONS, NOMINATIONS, AND PROPOSALS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement.

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2016 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your written proposal on or before November 20, 2015. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2016 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance and Public Policy Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2016 annual meeting of stockholders. Our bylaws are available on our website at

www.valero.com > Investor Relations > Corporate Governance. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.

OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2014, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com > Investor Relations > Financial Reports, Filings & Statements).

HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.

TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TX 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALERO ENERGY CORPORATION
VOTE ON DIRECTORS:
The Board of Directors recommends you vote “FOR” the following proposal:
1.	Elect directors to serve until the 2016 annual meeting of stockholders.	For	Against	Abstain
	Nominees:
	1a. Jerry D. Choate	0	0	0
	1b. Joseph W. Gorder	0	0	0
	1c. Deborah P. Majoras	0	0	0			For	Against	Abstain
	1d. Donald L. Nickles	0	0	0	VOTE ON PROPOSALS:
	1e. Philip J. Pfeiffer	0	0	0	The Board of Directors recommends you vote “FOR” the following proposals:
	1f. Robert A. Profusek	0	0	0	2.	Ratify the appointment of KPMG LLP as Valero Energy’s independent registered public accounting firm for 2015.	0	0	0
	1g. Susan Kaufman Purcell	0	0	0	3.	Approve, by nonbinding vote, the 2014 compensation of our named executive officers.	0	0	0
	1h. Stephen M. Waters	0	0	0	The Board of Directors recommends you vote “AGAINST” the following proposal:
	1j. Randall J. Weisenburger	0	0	0	4.	Vote on a stockholder proposal entitled, “Greenhouse Gas Emissions.”	0	0	0
	1j. Rayford Wilkins, Jr.	0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
					NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Combo Document (Notice and Proxy Statement and Annual Report on Form 10-K) is available at
www.proxyvote.com.

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VALERO ENERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
APRIL 30, 2015

The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) Joseph W. Gorder, Jay D. Browning and J. Stephen Gilbert, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 30, 2015 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, TX 78249, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Continued and to be signed on reverse side